Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-166706
PROSPECTUS AND CONSENT SOLICITATION STATEMENT

Offer to Exchange
Up to 1,250,000 Depositary Shares, Each Representing a 1/100th Interest in a Share of Series A
Non-Cumulative Perpetual Preferred Stock, $100,000 liquidation preference per share (the “Depositary Shares”)
for
Any and all of the 1,250,000 outstanding 6.189% Fixed-to-Floating Rate Normal ITS issued by USB Capital IX, each with a liquidation amount of $1,000 (the “Normal ITS”) CUSIP No. 91731K AA 8
and
Solicitation of Consents for Proposed Amendments to the Related Trust Agreement and
Junior Subordinated Indenture

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY
TIME, ON JUNE 7, 2010, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (THE
“EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN, AND CONSENTS MAY BE REVOKED, AT ANY TIME AT OR PRIOR TO THE EXPIRATION DATE.

We are offering to exchange up to 1,250,000 Depositary Shares for any and all of the 1,250,000 outstanding Normal ITS issued by USB Capital IX (the “Trust”), on the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation Statement and in the accompanying letter of transmittal and consent (the “Letter of Transmittal and Consent”). We refer to this offer as the “Exchange Offer.”

For each Normal ITS that we accept for exchange in accordance with the terms of the Exchange Offer, the tendering holder will receive one Depositary Share. Each Depositary Share represents a 1/100th ownership interest in a share of our Series A Non-Cumulative Perpetual Preferred Stock, $100,000 liquidation preference per share (the “Preferred Stock”). We will also pay cash in an amount equal to any accrued and unpaid distributions on each Normal ITS accepted in the Exchange Offer up to, but excluding, the settlement date (defined below), which, assuming the Exchange Offer expires on the current Expiration Date of June 7, 2010, will be $9.46 for each Normal ITS. Each share of Preferred Stock will be identical in all respects to the Preferred Stock to be issued upon settlement of the stock purchase contracts forming part of the Normal ITS, except that non-cumulative dividends, if declared, will accrue on the Preferred Stock underlying the Depositary Shares at a rate of 7.189% per annum until the later of April 15, 2011 and the stock purchase date (defined below). During that same period, holders of the Normal ITS will be entitled to receive distributions at a rate of 6.189% per annum.

In conjunction with the Exchange Offer, we are also hereby soliciting (the “Consent Solicitation”) consents (the “Consents”) from holders of at least a majority in liquidation amount of the Normal ITS (which corresponds to at least a majority of the Normal ITS) to the Proposed Amendments (defined below). Holders of Normal ITS may deliver Consents in respect of their Normal ITS in the Consent Solicitation without also tendering such Normal ITS into the Exchange Offer. Such holders will be eligible to receive a cash consent fee of $1.25 (the “Consent Fee”) for each Normal ITS for which a Consent is properly received and not properly withdrawn at or prior to the Expiration Date. However, such holders will not receive the Depositary Shares to be issued in the Exchange Offer and will only receive the Consent Fee. The Consent Fee is equal to 0.125% of the liquidation amount of each Normal ITS.

We encourage you to read and carefully consider this Prospectus and Consent Solicitation Statement in its entirety, in particular the risk factors beginning on page 24.

The Normal ITS are listed on the New York Stock Exchange under the symbol “USBTP.” We intend to apply for listing of the Depositary Shares on the New York Stock Exchange under the symbol “USB Pr A.” If approved for listing, we expect trading of the Depositary Shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the Depositary Shares.

None of U.S. Bancorp, the trustees of the Trust, the Dealer Managers, the Information and Exchange Agent or any other person is making any recommendation as to whether you should tender your Normal ITS or consent to the Proposed Amendments. You must make your own decision after reading this Prospectus and Consent Solicitation Statement and the documents incorporated by reference herein and consulting with your advisor.

The Depositary Shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, nor any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this Prospectus and Consent Solicitation Statement is truthful or complete. Any representation to the contrary is a criminal offense.

Lead Dealer Manager and Structuring Advisor	Co-Dealer Manager
Deutsche Bank Securities	U.S. Bancorp Investments, Inc.

June 4, 2010

Normal ITS validly tendered and not withdrawn will be subject to proration as described in this Prospectus and Consent Solicitation Statement if we determine there is any likelihood that the New York Stock Exchange continued-listing condition described below may not be satisfied based on consultation with the New York Stock Exchange. Any proration will not revoke a holder’s Consents to the Proposed Amendments. If proration occurs, a holder will receive the Consent Fee with respect to all validly tendered Normal ITS that were not accepted for exchange in the Exchange Offer due to such proration.

In the Consent Solicitation, upon the terms and subject to the conditions specified in this Prospectus and Consent Solicitation Statement, we are soliciting Consents from holders of at least a majority in liquidation amount of the Normal ITS (which corresponds to at least a majority of the Normal ITS) to the following proposed amendments (the “Proposed Amendments”):

•	proposed amendments to the trust agreement of the Trust that would allow us to retire the Normal ITS that we acquire in the Exchange Offer and authorize the trustees of the Trust to approve the proposed amendments to the collateral agreement and stock purchase contract agreement described below,

•	proposed amendments to the indenture pursuant to which the junior subordinated notes which currently underlie the Normal ITS were issued that we believe will facilitate the remarketing of the junior subordinated notes, and

•	proposed amendments to the collateral agreement and stock purchase contract agreement relating to the Normal ITS that would allow for the settlement of the Exchange Offer and the related cancellation of the junior subordinated notes and stock purchase contracts that correspond to the Normal ITS acquired in the Exchange Offer.

For more information on the Consent Solicitation and the Proposed Amendments, see “The Exchange Offer and the Consent Solicitation — The Consent Solicitation.”

Holders that validly tender their Normal ITS pursuant to the Exchange Offer will be required to, and will be deemed to have, validly delivered their Consents. Holders of Normal ITS may validly deliver their Consents without tendering the related Normal ITS. If the requisite Consents are received and the Proposed Amendments become operative, we will pay each holder of Normal ITS that validly delivers and does not validly revoke Consents in respect of such Normal ITS, without also tendering its Normal ITS into the Exchange Offer, the Consent Fee of $1.25 for each Normal ITS for which a Consent is properly received and not properly withdrawn at or prior to the Expiration Date. Such holders, however, will not receive the Depositary Shares to be issued in the Exchange Offer and will only receive the Consent Fee. The Consent Fee is equal to 0.125% of the liquidation amount of each Normal ITS.

The purpose of the Exchange Offer is to improve our capital structure by replacing the Normal ITS, which are hybrid securities, with the Preferred Stock, which is a more traditional form of equity capital. In addition, by retiring the junior subordinated notes that correspond to the Normal ITS that we acquire in the Exchange Offer, we believe we will facilitate any future remarketing of the junior subordinated notes. We aim to further facilitate any such remarketing by adopting the Proposed Amendments in the Consent Solicitation.

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on June 7, 2010 (unless we extend it). We refer to such date and time (as it may be extended) as the “Expiration Date.” You may withdraw any Normal ITS that you tender at any time prior to the Expiration Date (and, if not previously accepted for exchange, after the expiration of 40 business days commencing on May 10, 2010). A valid withdrawal of the Normal ITS will be deemed a revocation of any related Consents. Consents delivered that are accompanied by a tender of Normal ITS may only be validly revoked by validly withdrawing the corresponding previously-tendered Normal ITS at or prior to the Expiration Date. Any Consents delivered that are not accompanied by a tender of Normal ITS may be revoked at any time at or prior to the Expiration Date.

The Depositary Shares will be issued, and Consent Fees will be paid, on the “settlement date” for the Exchange Offer, assuming that the conditions to such payments are satisfied. Subject to the terms and conditions of the Exchange Offer, the settlement date for the Exchange Offer will occur promptly following the Expiration Date. Assuming that the Exchange Offer and Consent Solicitation are not extended, we expect that the settlement date will be on or about the third business day following the Expiration Date.

The Exchange Offer is subject to the conditions set forth below in the section entitled “The Exchange Offer and the Consent Solicitation — Conditions of the Exchange Offer,” including, among other things:

•	the SEC having declared effective the registration statement of which this Prospectus and Consent Solicitation Statement forms a part (which condition cannot be waived by us),

•	the receipt of valid Consents from holders of at least a majority in aggregate liquidation amount of the outstanding Normal ITS approving the Proposed Amendments, and

•	the continued listing of the Normal ITS on the New York Stock Exchange after the settlement date (which condition cannot be waived by us).

Our obligation to consummate the exchange of Depositary Shares for Normal ITS is not subject to any minimum tender condition. We reserve the right, subject to applicable law, to terminate or extend the Exchange Offer and the Consent Solicitation if any condition of the Exchange Offer is not satisfied or waived by the Expiration Date and otherwise to amend the terms of the Exchange Offer in any respect.

This Prospectus and Consent Solicitation Statement is part of a registration statement on Form S-4 that we have filed with the SEC. You should carefully read this Prospectus and Consent Solicitation Statement, together with the registration statement, the exhibits thereto and the additional information described below under “Where You Can Find More Information,” prior to deciding whether or not to tender your Normal ITS.

This Prospectus and Consent Solicitation Statement incorporates by reference important business and financial information about us that is not included in or delivered with this Prospectus and Consent Solicitation Statement. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Investor Relations Department ((612) 303-0799 or (866) 775-9668). In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your investment decision. Accordingly, you should make any request for documents by May 28, 2010 to ensure timely delivery of documents prior to the Expiration Date.

We have not authorized anyone to provide any information or to make any representations other than those contained in this Prospectus and Consent Solicitation Statement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained or incorporated by reference in this Prospectus and Consent Solicitation Statement is accurate only as of the date hereof or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

IMPORTANT

All of the Normal ITS were issued in book-entry form, and all of the Normal ITS are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). You may tender your Normal ITS by transferring the Normal ITS through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Procedures for Participating in the Exchange Offer and the Consent Solicitation.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC at or prior to the Expiration Date of the Exchange Offer. If you hold your Normal ITS through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Normal ITS on your behalf at or prior to the Expiration Date. Tenders not received by D.F. King & Co., Inc., as information and exchange agent for the Exchange Offer (the “Information and Exchange Agent”), at or prior to the Expiration Date will be disregarded and of no effect.

Unless otherwise indicated or unless the context requires otherwise, all references to “we,” “us,” “our” or similar references mean U.S. Bancorp.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this Prospectus and Consent Solicitation Statement. Information that we file later with the SEC will automatically update information in this Prospectus and Consent Solicitation Statement. We also filed a Schedule TO, as amended from time to time, pursuant to Rule 13e-1 under the Exchange Act (the “Schedule TO”) in connection with the Exchange Offer. We will amend the Schedule TO to report any material changes to the information set forth therein, including to incorporate by reference any additional documents filed by us after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. In all cases, you should rely on the later information over different information included in this Prospectus and Consent Solicitation Statement. We incorporate by reference the documents listed below and any documents subsequently filed (but not documents that are furnished, unless expressly incorporated herein by a reference in such furnished document) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and Consent Solicitation Statement and before the completion of the Exchange Offer:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

•	Current Reports on Form 8-K filed on January 20, 2010 (two reports), February 4, 2010, February 18, 2010, March 10, 2010, April 20, 2010 (two reports), April 22, 2010 and May 10, 2010.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attention: Investor Relations Department
(612) 303-0799 or (866) 775-9668

ii

FORWARD-LOOKING STATEMENTS

This Prospectus and Consent Solicitation Statement contains or incorporates by reference forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues and the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted or future legislation, and by changes in the competitive landscape. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

iii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
AND THE CONSENT SOLICITATION

The following are certain questions regarding the Exchange Offer and the Consent Solicitation that you may have as a holder of the Normal ITS and the answers to those questions. To fully understand the Exchange Offer and the Consent Solicitation and the considerations that may be important to your decision whether to participate, you should carefully read this Prospectus and Consent Solicitation Statement in its entirety, including the section below entitled “Risk Factors,” as well as the information incorporated by reference herein. For further information about us, see the section above entitled “Where You Can Find More Information.”

Who is making the Exchange Offer?

U.S. Bancorp, the issuer of the Preferred Stock that will underlie the Depositary Shares, is making the Exchange Offer to holders of Normal ITS issued by the Trust.

What is the purpose of the Exchange Offer?

We are conducting the Exchange Offer in order to improve our capital structure by replacing the Normal ITS, which are hybrid securities, with the Preferred Stock, which is a more traditional form of equity capital. In addition, by retiring the junior subordinated notes that correspond to the Normal ITS that we acquire in the Exchange Offer, we believe we will facilitate any future remarketing of the junior subordinated notes underlying the Normal ITS. We intend to further facilitate any future remarketing by adopting the Proposed Amendments in the Consent Solicitation.

The Normal ITS represent undivided beneficial interests in the Trust. The sole assets and only source of funds to make payments on the Normal ITS are junior subordinated notes that we issued to the Trust, which we refer to as the “Underlying Notes,” and certain stock purchase contracts, which we refer to as the “stock purchase contracts,” pursuant to which the Trust is obligated to purchase shares of Preferred Stock from us on a date, which we refer to as the “Stock Purchase Date,” that we expect to be April 15, 2011 but which could be deferred for quarterly periods until as late as April 15, 2012.

The Normal ITS are currently treated as a restricted form of tier 1 capital under the capital adequacy guidelines for bank holding companies as promulgated by the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve.” The Preferred Stock issued in connection with the Exchange Offer will be treated as an unrestricted form of tier 1 capital under such capital adequacy guidelines. These guidelines place greater limitations on the amount of restricted tier 1 capital that we may have.

The Underlying Notes are currently recorded as indebtedness on our balance sheet. Exchanging the Normal ITS for Preferred Stock in the Exchange Offer will result in an increase in our total shareholders’ equity, as a result of the increase to our equity in the form of preferred stock and a corresponding reduction to our outstanding indebtedness due to the cancellation of the aggregate principal amount of Underlying Notes corresponding to the Normal ITS that are exchanged. However, the issuance of Depositary Shares in exchange for Normal ITS will result in additional distributions being paid by us of $8.47 per Depositary Share from the settlement date until April 15, 2011. For additional information regarding the effects of the Exchange Offer on our capitalization, see the section below entitled “Capitalization.”

In order to provide the Trust with the funds necessary to pay the purchase price of the Preferred Stock under the stock purchase contracts, the Trust is obligated to attempt to sell the Underlying Notes in a process referred to as “remarketing.” Pursuant to a remarketing agreement, the Trust must first attempt to remarket the Underlying Notes approximately one month prior to the Stock Purchase Date and must continue to attempt to remarket the Underlying Notes on a quarterly basis until the earlier of a successful remarketing and March 15,

2012, subject to certain limitations, conditions and other requirements. As a result of the Exchange Offer, we expect to reduce the number of Normal ITS that are outstanding and to retire the Underlying Notes corresponding to the Normal ITS that are accepted for exchange. This will reduce the aggregate principal amount of Underlying Notes that the Trust will be required to remarket, which we believe will facilitate the remarketing. A successful remarketing would benefit us because it would result in our receiving cash payments upon the settlement of the stock purchase contracts that correspond to the Normal ITS. If an attempted remarketing fails, our receipt of any cash proceeds from the sale of the remarketed Underlying Notes would be delayed, and if all remarketing attempts fail, the Underlying Notes would be returned to us in full satisfaction of the Trust’s obligation to pay the purchase price for the Preferred Stock and we would not receive any cash proceeds from a sale of the remarketed Underlying Notes.

What is the purpose of the Consent Solicitation?

The purpose of the Consent Solicitation is to obtain Consents from the holders of Normal ITS to certain amendments, which we refer to as the “Proposed Amendments,” to the amended and restated trust agreement of the Trust, which we refer to as the “Trust Agreement,” the junior subordinated indenture governing the Underlying Notes, which we refer to as the “Indenture,” and the collateral agreement and stock purchase contract agreement relating to the Normal ITS. The proposed amendments to the Trust Agreement would allow us to retire the Normal ITS that we acquire in the Exchange Offer and would authorize the trustees of the Trust to approve the amendments and modifications to the collateral agreement and stock purchase contract agreement. The proposed amendments to the Indenture would permit additional flexibility in the terms, conditions and requirements applicable to the remarketing, which we believe will further facilitate a remarketing. The proposed amendments to the collateral agreement would allow the Underlying Notes corresponding to the Normal ITS acquired by us in the Exchange Offer to be released from their pledge and delivered to us for cancellation, and the proposed amendments to the stock purchase contract agreement would allow the cancellation of the stock purchase contracts corresponding to the Normal ITS acquired by us in the Exchange Offer and for the future issuance of Preferred Stock upon settlement of the Exchange Offer and the stock purchase contracts as a result of the Exchange Offer. Pursuant to the terms of the Trust Agreement and the Indenture, the Proposed Amendments require the receipt of Consents in respect of at least a majority in aggregate liquidation amount of the outstanding Normal ITS (which corresponds to at least a majority of the outstanding Normal ITS). For a more detailed description of the Consent Solicitation and the Proposed Amendments, see the sections below entitled “The Exchange Offer and the Consent Solicitation — Procedures for Participating in the Exchange Offer and the Consent Solicitation” and “— The Proposed Amendments.”

What securities are subject to the Exchange Offer and the Consent Solicitation?

We are offering to exchange the Normal ITS in the Exchange Offer and are soliciting Consents with respect to Normal ITS in the Consent Solicitation.

Each Normal ITS represents a beneficial interest in $1,000 principal amount of Underlying Notes and a 1/100th interest in a stock purchase contract, under which the Trust agrees to purchase, and we agree to sell, for $100,000, a share of Preferred Stock on the Stock Purchase Date. The Trust has pledged the Underlying Notes to secure the Trust’s obligations under the stock purchase contracts.

We are not offering to exchange any Stripped ITS or Capital ITS (each as defined below) in the Exchange Offer and are not seeking the Consents of holders of Stripped ITS or Capital ITS in the Consent Solicitation. As of the date hereof there were no Stripped ITS or Capital ITS outstanding.

What are the key terms of the Exchange Offer and the Consent Solicitation?

In the Exchange Offer, we are offering to exchange up to 1,250,000 Depositary Shares, each representing a 1/100th ownership interest in a share of our Preferred Stock, for any and all of our 1,250,000 outstanding Normal ITS, on the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation Statement and in the accompanying Letter of Transmittal and Consent. You will receive one Depositary Share for each Normal ITS that is validly tendered and accepted for exchange in the Exchange Offer.

In the Consent Solicitation, we are soliciting the Consents of holders of Normal ITS to the Proposed Amendments. The Consent Solicitation is being conducted upon the terms and subject to the conditions specified in this Prospectus and Consent Solicitation Statement, as more particularly described in “The Exchange Offer and the Consent Solicitation — The Consent Solicitation” and “— The Proposed Amendments.”

What consideration are we offering in exchange for the Normal ITS tendered in the Exchange Offer?

For each Normal ITS that we accept for exchange in accordance with the terms of the Exchange Offer, the tendering holder will receive one Depositary Share, representing a 1/100th ownership interest in a share of our Preferred Stock. A Depositary Share represents the same fraction of a share of Preferred Stock that the Trust would receive upon settlement of the stock purchase contract underlying each Normal ITS that you tender into the Exchange Offer. We will also pay cash in the amount of any accrued and unpaid distributions on each Normal ITS accepted in the Exchange Offer up to, but excluding, the settlement date of the Exchange Offer, which, assuming the Exchange Offer expires on the current Expiration Date of June 7, 2010, will be $9.46 for each normal ITS.

What are the terms of the Preferred Stock?

Each share of Preferred Stock will be identical in all respects to the Preferred Stock to be issued upon settlement of the stock purchase contracts forming part of the Normal ITS, except that non-cumulative dividends, if declared, will accrue on the Preferred Stock underlying the Depositary Shares at a rate of 7.189% per annum until the later of April 15, 2011 and the Stock Purchase Date. During that same period, holders of the Normal ITS will be entitled to receive distributions at a rate of 6.189% per annum. See “Description of Preferred Stock.”

The specific terms of the Preferred Stock will be specified in an amended certificate of designations adopted by our board of directors and filed with the Secretary of State of Delaware prior to the settlement date. The terms of the Preferred Stock will provide that if dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors to our board, subject to the terms and to the limited extent described under “Description of Preferred Stock — Voting.” The terms of the Preferred Stock will provide voting rights with respect to authorizing or increasing the authorized amount of senior stock, or to making certain changes in the terms of the Preferred Stock. These amendments are being made to facilitate the listing of the Depositary Shares on the New York Stock Exchange.

What consideration are we offering in exchange for the Consents delivered in the Consent Solicitation?

If you validly tender your Normal ITS pursuant to the Exchange Offer you will be required to, and will be deemed to have, validly delivered your Consents to the Proposed Amendments. If the Exchange Offer is consummated, you will receive one Depositary Share for each Normal ITS accepted by us for exchange, and you will not receive the Consent Fee or any other separate consideration for your Consent. If, however, proration occurs, you will receive the Consent Fee with respect to all validly tendered Normal ITS that were not accepted for exchange in the Exchange Offer due to such proration, but you will still be deemed to have delivered a Consent to the Proposed Amendments with respect to all such Normal ITS.

Alternatively, you may validly deliver your Consents without tendering your related Normal ITS. If the requisite Consents are received and the Proposed Amendments become operative, we will pay each holder of Normal ITS that validly delivers and does not validly revoke Consents in respect of such Normal ITS without also tendering its Normal ITS into the Exchange Offer, the Consent Fee of $1.25 for each Normal ITS for which a Consent is properly received and not properly withdrawn at or prior to the Expiration Date. However, you will not receive the Depositary Shares to be issued in the Exchange Offer and, if the Exchange Offer is consummated, would only receive the Consent Fee. The Consent Fee is equal to 0.125% of the liquidation amount of each Normal ITS. If the requisite Consents are received and the Proposed Amendments become operative, all holders of Normal ITS who validly deliver and do not validly revoke their Consents without tendering their Normal ITS into the Exchange Offer will be entitled to the Consent Fee, and the Consent Fee will be paid to such holders, regardless of whether the requisite Consents are delivered through tenders of Normal ITS in the Exchange Offer or separately. The Consent Solicitation is not conditioned on a majority in aggregate liquidation amount of the outstanding Normal ITS being tendered for exchange in the Exchange Offer.

What amount of Normal ITS must Consent to the Proposed Amendments in order for the Proposed Amendments to be adopted?

In order to be adopted, the Proposed Amendments must be consented to by the holders of at least a majority of the outstanding aggregate liquidation amount of the Normal ITS, which corresponds to at least a majority of the Normal ITS outstanding.

Will we exchange all of the Normal ITS tendered?

We may not accept for exchange all of the Normal ITS that you tender in the Exchange Offer. It is a condition to the Exchange Offer that the Normal ITS continue to be listed on the New York Stock Exchange, and, therefore, if accepting all of the Normal ITS would cause the Normal ITS to be de-listed, we will reduce the number of Normal ITS sought and accept a pro rata amount of the Normal ITS tendered in the Exchange Offer by all holders in the aggregate to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. Any Normal ITS tendered but not accepted because of proration will be returned to you promptly after the Expiration Date. We intend to accept all validly tendered Normal ITS other than the minimum number necessary to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. For a more detailed description of the proration procedures and the listing condition, see the sections below entitled “The Exchange Offer and the Consent Solicitation — Proration” and “— Conditions of the Exchange Offer.”

How will proration affect my Consents to the Proposed Amendments?

We intend that the Normal ITS continue to be listed on the New York Stock Exchange, and, therefore, if accepting all of the Normal ITS would cause the Normal ITS to be de-listed, we will reduce the number of Normal ITS sought and accept a pro rata amount of the Normal ITS tendered in the Exchange Offer by all holders in the aggregate to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. The New York Stock Exchange will consider de-listing the outstanding Normal ITS if (1) the aggregate market value of the Normal ITS is less than $4 million (which would occur if greater than 99% of the outstanding Normal ITS were tendered into the Exchange Offer, based on the $1,000 liquidation amount per Normal ITS) or (2) for any other reason based on the suitability for the continued listing of the Normal ITS in light of all pertinent facts as determined by the New York Stock Exchange.

Proration will not revoke Consents to the Proposed Amendments. Therefore, if we do not accept all of your validly tendered Normal ITS due to proration, you will still be deemed to have delivered your Consents with respect to all of your validly tendered Normal ITS, even those that are not accepted for exchange. If proration occurs, you will receive the Consent Fee with respect to all validly tendered Normal ITS that were not accepted for exchange in the Exchange Offer due to such proration.

May I tender only a portion of the Normal ITS that I hold?

Yes. You do not have to tender all of your Normal ITS to participate in the Exchange Offer. However, you must tender whole numbers of Normal ITS.

Are we making a recommendation regarding whether you should tender in the Exchange Offer?

None of us, the trustees of the Trust, the Dealer Managers, the Information and Exchange Agent, or any other person are making any recommendation regarding whether you should tender or refrain from tendering your Normal ITS in the Exchange Offer or deliver your Consents pursuant to the Consent Solicitation.

Accordingly, you must make your own determination as to whether to tender your Normal ITS in the Exchange Offer or deliver your Consents pursuant to the Consent Solicitation and, if so, the number of Normal ITS to tender or for which to deliver a Consent. Before making your decision, we urge you to carefully read this Prospectus and Consent Solicitation Statement in its entirety, including the information set forth in the section entitled “Risk Factors,” and the other documents incorporated by reference. The value of the Depositary Shares issued in the Exchange Offer may not equal or exceed the value of the Normal ITS tendered. You must make your own independent decision regarding your participation in the Exchange Offer and the Consent Solicitation.

Will the Depositary Shares to be delivered in the Exchange Offer be freely tradable and listed for trading?

Yes, the Depositary Shares you receive upon settlement of the Exchange Offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act of 1933, as amended. We intend to apply to list the Depositary Shares on the New York Stock Exchange, and we expect trading on the New York Stock Exchange to begin within 30 days of the initial issuance of the Depositary Shares.

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon:

•	the SEC having declared effective the registration statement of which this Prospectus and Consent Solicitation Statement forms a part (which condition cannot be waived by us);

•	the receipt of valid Consents from holders of a majority in aggregate liquidation amount of the outstanding Normal ITS approving the Proposed Amendments;

•	the continued listing of the Normal ITS that remain outstanding after the Exchange Offer on the New York Stock Exchange (which condition cannot be waived by us);

•	the accuracy of representations and warranties, and the compliance with certain covenants, contained in the dealer manager agreement, in each case, as of the Expiration Date; and

•	the satisfaction of the other conditions described below in the section entitled “The Exchange Offer and the Consent Solicitation — Conditions of the Exchange Offer.”

Our obligation to consummate the exchange of Depositary Shares for Normal ITS is not subject to any minimum tender condition. We may waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived by the Expiration Date, we will not accept any validly tendered Normal ITS for exchange. See “The Exchange Offer and Consent Solicitation — Conditions of the Exchange Offer.”

When does the Exchange Offer and the Consent Solicitation expire?

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on June 7, 2010 (unless we extend it). We refer to such date and time (as it may be extended) as the “Expiration Date.”

How do I participate in the Exchange Offer?

You may tender your Normal ITS by transferring the Normal ITS through ATOP or following the other procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Procedures for Participating in the Exchange Offer and the Consent Solicitation.”

How do I participate in the Consent Solicitation?

You may deliver your Consent to the Proposed Amendments by validly tendering your Normal ITS into the Exchange Offer, in which case you will be deemed to have validly delivered your Consents to the

Proposed Amendments by such tender. You may also deliver Consents to the Proposed Amendments without tendering your Normal ITS by following the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Procedures for Providing Consent without Tendering.”

May I withdraw Normal ITS that I have previously tendered and Consents that I have previously delivered?

You may withdraw any Normal ITS that you tender at any time prior to the Expiration Date (and, if not previously accepted for exchange, after the expiration of 40 business days commencing on May 10, 2010). You may withdraw any Normal ITS in accordance with the terms of the Exchange Offer by following the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Withdrawal of Tenders.” A valid withdrawal of Normal ITS shall be deemed a revocation of any related Consent.

Consents delivered that are accompanied by a tender of Normal ITS may only be validly revoked by validly withdrawing the corresponding previously-tendered Normal ITS at or prior to the Expiration Date. If you have not tendered Normal ITS but have Consented to the Proposed Amendments, you may withdraw such Consent at any time at or prior to the Expiration Date by following the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Withdrawal of Consents with Respect to Normal ITS that were not Tendered.”

Under what circumstances can the Exchange Offer and the Consent Solicitation be extended, amended or terminated?

Subject to applicable law, we reserve the right to (1) extend the Exchange Offer or the Consent Solicitation, (2) waive any and all conditions to or amend the Exchange Offer or the Consent Solicitation in any respect (except the requirements that the registration statement, of which this Prospectus and Consent Solicitation Statement forms a part, be declared effective by the SEC, and that the remaining Normal ITS will continue to be listed on the New York Stock Exchange after the settlement date) or (3) terminate or withdraw the Exchange Offer or the Consent Solicitation if any condition to the Exchange Offer is not satisfied or waived at or prior to the Expiration Date.

In the event that we terminate or withdraw the Exchange Offer at or prior to the Expiration Date or the Exchange Offer is otherwise not completed, no consideration will be paid or become payable to holders who have tendered their Normal ITS pursuant to the Exchange Offer or delivered their Consents in the Consent Solicitation. In any such event, (1) Normal ITS previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and (2) the Proposed Amendments will not become operative. See “The Exchange Offer and the Consent Solicitation — Expiration Date; Extension; Termination; Amendment.”

How will I be notified if the Exchange Offer and the Consent Solicitation is extended, amended or terminated?

If the Exchange Offer and the Consent Solicitation are extended, we will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. If we terminate or amend the Exchange Offer or the Consent Solicitation, we will issue a timely public announcement regarding the termination or amendment. Upon termination of the Exchange Offer for any reason, any Normal ITS previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the change or waiver, and extend the Exchange Offer and the Consent Solicitation, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate that disclosure. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section below entitled “The Exchange Offer and the Consent Solicitation — Expiration Date; Extension; Termination; Amendment.”

Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by applicable law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to a U.S. news agency or another means of announcement that we deem appropriate.

What do you intend to do with the Normal ITS that are acquired in the Exchange Offer?

Following the completion of the Exchange Offer and the Consent Solicitation, and the effectiveness of the Proposed Amendments, (1) the Trust will retire the Normal ITS we acquire in the Exchange Offer, (2) the corresponding Underlying Notes will be transferred to us by the Trust and surrendered by us to the Indenture trustee for cancellation and (3) the corresponding stock purchase contracts will be terminated in connection with the delivery of Depositary Shares to the exchanging holders of Normal ITS in the Exchange Offer.

What risks should I consider in deciding whether or not to tender my Normal ITS or to Consent to the Proposed Amendments?

In deciding whether to participate in the Exchange Offer and the Consent Solicitation, you should carefully consider the discussion of risks and uncertainties affecting our business, the Normal ITS, the Depositary Shares and our Preferred Stock described in the section below entitled “Risk Factors,” and the documents incorporated by reference, and consult with your advisors.

What are the federal income tax consequences of my participating in the Exchange Offer?

Please see the section below entitled “Material U.S. Federal Income Tax Consequences.” The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

What must I do to participate if my Normal ITS are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Normal ITS or deliver separate Consents with respect thereto and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Normal ITS or deliver Consents on your behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

In order to validly tender your Normal ITS in the Exchange Offer or deliver Consents in the Consent Solicitation, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Procedures for Participating in the Exchange Offer and the Consent Solicitation” or “The Exchange Offer and the Consent Solicitation — Procedures for Providing Consent without Tendering,” as the case may be.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR NORMAL ITS THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD CONSIDER THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER OR THE CONSENT SOLICITATION A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER NORMAL ITS OR DELIVER CONSENTS ON YOUR BEHALF AT OR PRIOR TO THE EXPIRATION DATE. TENDERS AND CONSENTS NOT RECEIVED BY THE INFORMATION AND EXCHANGE AGENT AT OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Will I have to pay any fees or commissions if I tender my Normal ITS?

If your Normal ITS are held through a broker or other nominee who tenders the Normal ITS on your behalf (other than those tendered through one of the Dealer Managers), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

What are Stripped ITS and Capital ITS? Are they also subject to the Exchange Offer and the Consent Solicitation?

A holder of Normal ITS is permitted to submit Normal ITS and certain qualifying U.S. treasury securities for Stripped ITS and Capital ITS, in which case the Trust will pledge qualifying U.S. treasury securities to secure its obligations under the stock purchase contracts corresponding to the Stripped ITS and pledged Underlying Notes will be released from the pledge securing the Trust’s obligations under the stock purchase contracts. Each Stripped ITS represents a beneficial interest in 1/100th interest in a stock purchase contract and qualifying U.S. treasury securities. Each Capital ITS represents a beneficial interest in the Underlying Notes with a principal amount of $1,000, which are not pledged to secure the Trust’s obligations under the stock purchase contracts.

We are not offering to exchange any Stripped ITS or Capital ITS in the Exchange Offer and are not seeking the Consents of holders of Stripped ITS or Capital ITS in the Consent Solicitation. As of the date hereof there were no Stripped ITS or Capital ITS outstanding. If you hold Stripped ITS or Capital ITS and desire to participate in the Exchange Offer or the Consent Solicitation, you must recreate Normal ITS from your Stripped ITS and Capital ITS, in accordance with the terms of the Trust Agreement, and then tender the recreated Normal ITS in the Exchange Offer or deliver your Consent with respect to such Normal ITS.

With whom may I talk if I have questions about the Exchange Offer and the Consent Solicitation?

If you have questions about the terms of the Exchange Offer and the Consent Solicitation, please contact the lead Dealer Manager, Deutsche Bank Securities Inc., or the co-Dealer Manager, U.S. Bancorp Investments, Inc. You may call Deutsche Bank Securities Inc. or U.S. Bancorp Investments, Inc. at their respective telephone numbers set forth on the back cover of this Prospectus and Consent Solicitation Statement. If you have questions regarding the procedures for tendering your Normal ITS, please contact your broker, dealer, commercial bank, trust company or other nominee, or D.F. King & Co., Inc., the Information and Exchange Agent. You can contact the Information and Exchange Agent at the address and telephone numbers set forth on the back cover of this Prospectus and Consent Solicitation Statement.

SUMMARY

The following summary highlights selected information contained in this Prospectus and Consent Solicitation Statement. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this Prospectus and Consent Solicitation Statement. You should carefully consider the information contained in and incorporated by reference, including the information set forth below under the section entitled “Risk Factors” and the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.

U.S. Bancorp and USB Capital IX

We are a multi-state financial holding company headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND.

USB Capital IX, which we refer to as the Trust, is a Delaware statutory trust. We are the sole holder of all the common securities of the Trust. The sole assets and only source of funds to make payments on the Normal ITS are the Underlying Notes and the stock purchase contracts pursuant to which the Trust is obligated to purchase shares of Preferred Stock from us on the Stock Purchase Date. We expect the Stock Purchase Date to be April 15, 2011, but it could be deferred for quarterly periods until as late as April 15, 2012. To the extent that the Trust receives interest payments on the relevant Underlying Notes and contract payments pursuant to the stock purchase contracts, it is obligated to distribute those amounts to the holders of Normal ITS in the form of distributions. We have provided holders of Normal ITS a guarantee in support of the Trust’s obligation to make distributions on the Normal ITS, but only to the extent the Trust otherwise has funds available for such distributions.

Following the completion of the Exchange Offer and the Consent Solicitation, and the effectiveness of the Proposed Amendments, (1) the Trust will retire the Normal ITS we acquire in the Exchange Offer, (2) the corresponding Underlying Notes will be transferred to us by the Trust and surrendered by us to the Indenture trustee for cancellation and (3) the corresponding stock purchase contracts will be terminated in connection with the delivery of Depositary Shares to the exchanging holders of Normal ITS in the Exchange Offer. We currently expect to continue making distributions on the Normal ITS that are not acquired by us in the Exchange Offer in accordance with their terms.

Our principal executive offices and the principal executive offices of the Trust are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402. Our telephone number and the Trust’s telephone number is (612) 303-0799.

Purpose of the Exchange Offer

We are conducting the Exchange Offer in order to improve our capital structure by replacing the Normal ITS, which are hybrid securities, with the Preferred Stock, which is a more traditional form of equity capital. In addition, by retiring the Underlying Notes that correspond to the Normal ITS that we acquire in the Exchange Offer, we believe we will facilitate any future remarketing of the Underlying Notes. We aim to further facilitate any future remarketing by adopting the Proposed Amendments in the Consent Solicitation.

The Normal ITS are currently treated as a restricted form of tier 1 capital under the capital adequacy guidelines for bank holding companies as promulgated by the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve.” The Preferred Stock issued in connection with the Exchange Offer will be treated as an unrestricted form of tier 1 capital under such capital adequacy guidelines. These guidelines place greater limitations on the amount of restricted tier 1 capital that we may have.

The Underlying Notes are currently recorded as indebtedness on our balance sheet. Exchanging the Normal ITS for Preferred Stock in the Exchange Offer will result in an increase in our total shareholders’ equity, as a result of the increase to our equity in the form of preferred stock and a corresponding reduction to our outstanding indebtedness due to the cancellation of the aggregate principal amount of Underlying Notes corresponding to the Normal ITS that are exchanged. However, the issuance of Depositary Shares in exchange for Normal ITS will result in additional distributions being paid by us of $8.47 per Depositary Share from the settlement date until April 15, 2011. For additional information regarding the effects of the Exchange Offer on our capitalization, see the section below entitled “Capitalization.”

Pursuant to a remarketing agreement, the Trust must first attempt to remarket the Underlying Notes approximately one month prior to the Stock Purchase Date and must continue to attempt to remarket the Underlying Notes on a quarterly basis until the earlier of a successful remarketing and March 15, 2012, subject to certain limitations, conditions and other requirements. As a result of the Exchange Offer, we expect to reduce the number of Normal ITS that are outstanding and to retire the Underlying Notes corresponding to the Normal ITS that are accepted for exchange. This will reduce the aggregate principal amount of Underlying Notes that the Trust will be required to remarket, which we believe will facilitate a remarketing. A successful remarketing would benefit us because it would result in our receiving cash payments upon the settlement of the stock purchase contracts that correspond to the Normal ITS. If an attempted remarketing fails, our receipt of any cash proceeds from the sale of the remarketed Underlying Notes would be delayed, and if all remarketing attempts fail, the Underlying Notes would be returned to us in full in satisfaction of the Trust’s obligation to pay the purchase price for the Preferred Stock and we would not receive any cash proceeds from a sale of the remarketed Underlying Notes.

Purpose of the Consent Solicitation

The purpose of the Consent Solicitation is to obtain Consents from the holders of Normal ITS to certain amendments, which we refer to as the “Proposed Amendments,” to the amended and restated trust agreement of the Trust, which we refer to as the “Trust Agreement,” the junior subordinated indenture governing the Underlying Notes, which we refer to as the “Indenture,” and the collateral agreement and stock purchase contract agreement relating to the Normal ITS. The proposed amendments to the Trust Agreement would allow us to retire the Normal ITS that we acquire in the Exchange Offer and would authorize the Trust to approve the amendments and modifications to the collateral agreement and stock purchase contract agreement. The proposed amendments to the Indenture would permit additional flexibility in the terms, conditions and requirements applicable to the remarketing, which we believe will further facilitate a remarketing. The proposed amendments to the collateral agreement would allow for the Underlying Notes corresponding to the Normal ITS acquired by us in the Exchange Offer to be released from their pledge and delivered to us for cancellation, and the proposed amendments to the stock purchase contract agreement would allow for the cancellation of the stock purchase contracts corresponding to the Normal ITS acquired by us in the Exchange Offer and for the future issuance of Preferred Stock upon settlement of the Exchange Offer and the stock purchase contracts as a result of the Exchange Offer. Pursuant to the terms of the Trust Agreement and the Indenture, the Proposed Amendments require the receipt of Consents in respect of a majority in aggregate liquidation amount of the outstanding Normal ITS (which corresponds to a majority of the outstanding Normal ITS). For a more detailed description of the Consent Solicitation and the Proposed Amendments, see below under the sections entitled “The Exchange Offer and the Consent Solicitation — Procedures for Participating in the Exchange Offer and the Consent Solicitation” and “— The Proposed Amendments.”

Summary Terms of the Exchange Offer and the Consent Solicitation

Exchange Offer	We are offering to exchange up to 1,250,000 Depositary Shares, each representing a 1/100th ownership interest in a share of our Preferred Stock, for any and all of the 1,250,000 outstanding Normal ITS, on the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation Statement and in the accompanying Letter of Transmittal and Consent.

We will accept validly tendered Normal ITS for exchange on the terms and conditions of the Exchange Offer. We will promptly return any Normal ITS that are not accepted for exchange following the Expiration Date.

Exchange Offer Consideration	For each Normal ITS that we accept for exchange in accordance with the terms of the Exchange Offer, we will deliver one Depositary Share. We will also pay cash in an amount equal to any accrued and unpaid distributions on each Normal ITS accepted in the Exchange Offer up to, but excluding, the settlement date of the Exchange Offer, which, assuming the Exchange Offer expires on the current Expiration Date of June 7, 2010, will be $9.46 for each Normal ITS.

Non-cumulative dividends, if declared, will accrue on the Preferred Stock underlying the Depositary Shares at a rate of 7.189% per annum until the later of April 15, 2011 and the Stock Purchase Date. During that same period, holders of the Normal ITS will be entitled to receive distributions at a rate of 6.189% per annum. Otherwise, each share of Preferred Stock underlying the Depositary Shares will be identical in all respects to the Preferred Stock to be issued upon settlement of the stock purchase contracts forming part of the Normal ITS, including with respect to dividend payments following the later of April 15, 2011 and the Stock Purchase Date. See “Description of Preferred Stock.”

Consent Solicitation	In connection with the Exchange Offer, we are conducting the Consent Solicitation to obtain Consents to the Proposed Amendments from holders of Normal ITS, as more particularly described below under the section entitled “The Exchange Offer and the Consent Solicitation — The Proposed Amendments.” Holders who have validly tendered their Normal ITS will be deemed to have validly delivered their Consents to the Proposed Amendments by such tender. Holders of Normal ITS may also deliver Consents to the Proposed Amendments without tendering their Normal ITS.

Consent Fee	Holders who validly tender their Normal ITS pursuant to the Exchange Offer will be required to, and will be deemed to have, validly delivered their Consents to the Proposed Amendments. If the Exchange Offer is consummated, each such holder will receive one Depositary Share for each Normal ITS accepted by us for exchange, and will not receive the Consent Fee or any other separate consideration for their Consent. If, however, proration (as described under ‘‘— Proration of Tendered Normal ITS”) occurs, such holders will receive the Consent Fee with respect to all validly tendered Normal ITS that were not accepted for exchange in the Exchange Offer due to such proration, but they will still be deemed to have delivered a Consent to the Proposed Amendments with respect to such Normal ITS.

Alternatively, a holder may validly deliver its Consents without tendering their related Normal ITS. If the requisite Consents are received and the Proposed Amendments become operative, we will pay each holder of Normal ITS that validly delivers and does not validly revoke Consents in respect of such Normal ITS without also tendering its Normal ITS into the Exchange Offer the Consent Fee of $1.25 for each Normal ITS for which a Consent is properly received and not properly withdrawn at or prior to the Expiration Date. However, any such holder will not receive the Depositary Shares to be issued in the Exchange Offer and may only receive the Consent Fee. The Consent Fee is equal to 0.125% of the liquidation amount of each Normal ITS.

If the requisite Consents are received and the Proposed Amendments become operative, all holders of Normal ITS who validly deliver and do not validly revoke their Consents without tendering their Normal ITS into the Exchange Offer will be entitled to the Consent Fee, and the Consent Fee will be paid to such holders, regardless of whether the requisite Consents are delivered through tenders of Normal ITS in the Exchange Offer or separately. The Consent Solicitation is not conditioned on a majority in aggregate liquidation amount of the outstanding Normal ITS being tendered for exchange in the Exchange Offer.

Proration of Tendered Normal ITS	It is a condition to the Exchange Offer, which we cannot waive, that the Normal ITS continue to be listed on the New York Stock Exchange following the settlement date. We intend to accept all validly tendered Normal ITS other than the minimum number necessary to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. If accepting all of the tendered Normal ITS would cause the Normal ITS to be de-listed, we will reduce the number of Normal ITS sought and accept a pro rata amount of the Normal ITS tendered in the Exchange Offer by all holders in the aggregate to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. The New York Stock Exchange will consider de-listing the outstanding Normal ITS if (1) the aggregate market value of the Normal ITS is less than $4 million (which would occur if greater than 99% of the outstanding Normal ITS were tendered into the Exchange Offer, based on the $1,000 liquidation amount per Normal ITS) or (2) for any other reason based on the suitability for the continued listing of the Normal ITS in light of all pertinent facts as determined by the New York Stock Exchange.

Any Normal ITS tendered but not accepted because of proration will be returned to you promptly after the Expiration Date.

Proration will not revoke Consents to the Proposed Amendments. Therefore, if we do not accept all of your validly tendered Normal ITS due to proration, you will still be deemed to have delivered your Consents with respect to all of your validly tendered Normal

ITS, even those that are not accepted for exchange. If proration occurs, you will receive the Consent Fee with respect to all validly tendered Normal ITS that were not accepted for exchange in the Exchange Offer due to such proration.

For a more detailed description of the proration procedures and the listing condition, see the sections below entitled “The Exchange Offer and the Consent Solicitation — Proration” and “— Conditions of the Exchange Offer.”

Certain Consequences to Non-Tendering Holders	Normal ITS not exchanged in the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. If a sufficiently large number of Normal ITS do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Normal ITS may be less liquid and more sporadic than it has been in the past, and market prices may fluctuate significantly depending on the volume of trading in Normal ITS. See “Risk Factors.”

Following the completion of the Exchange Offer and the Consent Solicitation, and the effectiveness of the Proposed Amendments, (1) the Trust will retire the Normal ITS we acquire in the Exchange Offer, (2) the corresponding Underlying Notes will be transferred to us by the Trust and surrendered by us to the Indenture trustee for cancellation and (3) the corresponding stock purchase contracts will be terminated in connection with the delivery of Depositary Shares to the exchanging holders of Normal ITS in the Exchange Offer. We currently expect to continue making distributions on the Normal ITS that are not acquired by us in the Exchange Offer in accordance with their terms.

Treatment of Stripped ITS and Capital ITS	No Stripped ITS or Capital ITS are outstanding as of the date hereof, and we are not offering to exchange any Stripped ITS or Capital ITS in the Exchange Offer and are not seeking the Consents of holders of Stripped ITS or Capital ITS in the Consent Solicitation. However, if you hold Stripped ITS or Capital ITS and desire to participate in the Exchange Offer or the Consent Solicitation, you must recreate Normal ITS from your Stripped ITS and Capital ITS, in accordance with the terms of the Trust Agreement, and tender those recreated Normal ITS in the Exchange Offer or deliver your Consent with respect to such Normal ITS.

Expiration Date and Withdrawal Rights; Revocation of Consents	The Exchange Offer will expire at 11:59 p.m., New York City time, on June 7, 2010 (unless we extend it). The term “Expiration Date” means such date and time or, if the Exchange Offer is extended, the latest date and time to which the Exchange Offer is so extended.

You may withdraw any Normal ITS that you tender or revoke any Consent at any time at or prior to the Expiration Date (and, if not previously accepted for exchange, after the expiration of 40 business days commencing on May 10, 2010). You may withdraw any Normal ITS in accordance with the terms of the Exchange Offer by following the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Withdrawal of Tenders.”

Consents delivered that are accompanied by a tender of Normal ITS may only be validly revoked by validly withdrawing the corresponding previously-tendered Normal ITS at or prior to the Expiration Date. If you have not tendered Normal ITS but have Consented to the Proposed Amendments, you may withdraw such Consent at any time at or prior to the Expiration Date by following the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Withdrawal of Consents with Respect to Normal ITS that were not Tendered.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (1) extend the Exchange Offer or the Consent Solicitation, (2) waive any and all conditions to or amend the Exchange Offer or the Consent Solicitation in any respect (except the requirements that the registration statement, of which this Prospectus and Consent Solicitation Statement forms a part, be declared effective by the SEC, and that the remaining Normal ITS will continue to be listed on the New York Stock Exchange after the settlement date) or (3) terminate or withdraw the Exchange Offer or the Consent Solicitation if any condition to the Exchange Offer is not satisfied or waived by the Expiration Date.

In the event that we terminate or withdraw the Exchange Offer at or prior to the Expiration Date or the Exchange Offer is otherwise not completed, no consideration will be paid or become payable to holders who have tendered their Normal ITS pursuant to the Exchange Offer or delivered their Consents in the Consent Solicitation. In any such event, (1) Normal ITS previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and (2) the Proposed Amendments will not become operative.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. For more information regarding notification of extensions, waivers, amendments or the termination of the Exchange Offer and the Consent Solicitation, see the section below entitled “The Exchange Offer and the Consent Solicitation — Expiration Date; Extension; Termination; Amendment.”

Conditions to the Exchange Offer	Our obligation to exchange Depositary Shares for Normal ITS in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among other things:

• the SEC having declared effective the registration statement of which this Prospectus and Consent Solicitation Statement forms a part (which condition cannot be waived by us);

• the continued listing of the Normal ITS that remain outstanding after the Exchange Offer on the New York Stock Exchange (which condition cannot be waived by us);

• the receipt of valid Consents from holders of at least a majority in aggregate liquidation amount of the outstanding Normal ITS approving the Proposed Amendments;

• the accuracy of representations and warranties, and the compliance with certain covenants, contained in the dealer manager agreement, in each case, as of the Expiration Date; and

• the other conditions described below in the section entitled “The Exchange Offer and the Consent Solicitation Statement — Conditions of the Exchange Offer.”

Our obligation to consummate the exchange of Depositary Shares for Normal ITS is not subject to any minimum tender condition. We may waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived by the Expiration Date, we will not accept any validly tendered Normal ITS for exchange. See “The Exchange Offer and the Consent Solicitation — Conditions of the Exchange Offer.”

Settlement Date	The Depositary Shares will be issued, and Consent Fees will be paid, on the “settlement date” for the Exchange Offer, assuming that the conditions to such payments are satisfied. Subject to the terms and conditions of the Exchange Offer, the settlement date for the Exchange Offer will occur promptly following the Expiration Date. Assuming that the Exchange Offer and Consent Solicitation are not extended, we expect that the settlement date will be on or about the third business day following the Expiration Date.

Procedures for Tendering Normal ITS or Delivering Consents	You may tender your Normal ITS and deliver a Consent with respect thereto by transferring the Normal ITS through ATOP, following the procedures set forth below and described in more detail under the section entitled “The Exchange Offer and the Consent Solicitation — Procedures for Participating in the Exchange Offer and the Consent Solicitation.” Alternatively, you may complete and sign the accompanying Letter of Transmittal and Consent in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required, and send or deliver the manually signed Letter of Transmittal and Consent, together with any required documents, to the Information and Exchange Agent at its address set forth in the Letter of Transmittal and Consent.

You may also deliver Consents to the Proposed Amendments without tendering your Normal ITS by following the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Procedures for Providing Consent without Tendering.”

Any beneficial owner whose Normal ITS are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Normal ITS or deliver Consents should contact such nominee promptly and instruct such nominee to tender Normal ITS or deliver Consents on such owner’s behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Normal ITS or delivering your Consents, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information and Exchange Agent at its telephone number set forth on the back cover page of this Prospectus and Consent Solicitation Statement.

In order to validly tender your Normal ITS in the Exchange Offer or deliver Consents in the Consent Solicitation, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described below under the section entitled “The Exchange Offer and the Consent Solicitation — Procedures for Participating in the Exchange Offer and the Consent Solicitation” or “The Exchange Offer and the Consent Solicitation — Procedures for Providing Consent without Tendering,” as the case may be.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC AT OR PRIOR TO THE EXPIRATION DATE. TENDERS AND CONSENTS NOT RECEIVED BY THE INFORMATION AND EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

In accordance with the terms of the amended and restated trust agreement, only holders of Normal ITS who are United States persons may deliver a Consent to the Proposed Amendments. Therefore, a holder of Normal ITS who is not a United States person must irrevocably appoint a United States person with discretionary powers to act as their agent in order to participate in the Exchange Offer and Consent Solicitation. By participating in the Exchange Offer and the Consent Solicitation, a holder of Normal ITS will be deemed to have represented that it is a United States person or, if it is not a United States person, that it has appointed a United States person to act as such holder’s agent as set forth above. See “The Exchange Offer and the Consent Solictation — Procedures for Participating in the Exchange Offer and the Consent SolicitationSolicitation
U.S. Federal Income Tax Consequences	The treatment of the Exchange Offer for U.S. federal income tax purposes is not entirely clear. We intend to treat the exchange of

Normal ITS for Depositary Shares pursuant to the Exchange Offer as (i) an exchange of Depositary Shares for a portion of the Underlying Notes and (ii) the surrender of the remaining Underlying Notes to us in termination of the stock purchase contract. Under this characterization, we believe the exchange of Depositary Shares for Underlying Notes should be treated as a recapitalization pursuant to which you would not recognize any gain or loss. We believe that you should not recognize any gain (but may recognize a capital loss) on the termination of the stock purchase contract if you previously allocated all of your purchase price to the Underlying Notes upon your purchase of Normal ITS (for example, an initial purchaser of Normal ITS), other than potential recognition of income in connection with market discount on a portion of the Underlying Notes.

There exist alternative characterizations of the Exchange Offer, however, under which you would not recognize any gain or loss by reason of exchanging your Normal ITS for Depositary Shares. Because the treatment of the Exchange Offer is unclear, we urge you to consult your tax advisor about the U.S. federal income tax consequences of an exchange of Depositary Shares for Normal ITS pursuant to the Exchange Offer. See “Risk Factors — There is uncertainty regarding the U.S. federal income tax consequences of participating in the Exchange Offer.”

For more information, see the section below entitled “Material U.S. Federal Income Tax Consequences.”

Comparison of the Rights of Depositary Shares and Normal ITS	Although each share of Preferred Stock underlying the Depositary Shares will generally be identical in all respects to the Preferred Stock to be issued upon settlement of the stock purchase contracts forming part of the Normal ITS, there are some differences between the rights of a holder of the Depositary Shares and a holder of the Normal ITS. For example, non-cumulative dividends, if declared, will accrue on the Preferred Stock underlying the Depositary Shares at a rate of 7.189% per annum until the later of April 15, 2011 and the Stock Purchase Date whereas during that same period, holders of the Normal ITS will be entitled to receive distributions at a rate of 6.189% per annum.

See the section below entitled “Comparison of Rights Between the Normal ITS and the Depositary Shares.”

Brokerage Commissions	You will not be required to pay brokerage commissions to the Dealer Managers, the Exchange Agent, the Information Agent or us in connection with the Exchange Offer.

No Appraisal Rights	You will have no appraisal rights in connection with the Exchange Offer.

Regulatory Approvals	We have obtained the required approval of the Federal Reserve required for the repurchase of the Normal ITS. We are not required to obtain any other regulatory approvals.

Lead Dealer Manager	Deutsche Bank Securities Inc.

Co-Dealer Manager	U.S. Bancorp Investments, Inc.

Conflicts of Interest	Because U.S. Bancorp Investments, Inc. is our affiliate, the Exchange Offer is being conducted in compliance with the NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa3 or better by Moody’s rating service or BBB- or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA.

Information and Exchange Agent	D.F. King & Co., Inc.

Further Information	If you have questions about the terms of the Exchange Offer and the Consent Solicitation, please contact Deutsche Bank Securities Inc., the lead Dealer Manager or U.S. Bancorp Investments, Inc., the co-Dealer Manager. If you have questions regarding the procedures for tendering your Normal ITS, please contact the Information and Exchange Agent. The contact information for Deutsche Bank Securities Inc., U.S. Bancorp Investments, Inc. and the Information and Exchange Agent are set forth on the back cover page of this Prospectus and Consent Solicitation Statement.

As required by the Securities Act, we filed a registration statement relating to the Exchange Offer and the Consent Solicitation with the SEC. This Prospectus and Consent Solicitation Statement is a part of that registration statement. See also the section above entitled “Where You Can Find More Information.”

Summary Terms of the Preferred Stock and Depositary Shares

Issuer	U.S. Bancorp

Securities Offered	Up to 1,250,000 Depositary Shares, each representing a 1/100th ownership interest in a share of our Preferred Stock. Each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may from time to time elect to issue additional Depositary Shares representing shares of Preferred Stock, and all the additional Depositary Shares would be deemed to form a single series with the Depositary Shares issued upon settlement of the Exchange Offer.

Dividends	Dividends on the Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference of $100,000 per share (1) from the settlement date of the Exchange Offer to but not including the later of April 15, 2011 and the Stock Purchase Date, semi-annually at a rate per annum equal to 7.189%, and (2) thereafter for each related quarterly dividend period at a rate per annum equal to the greater of (1) Three-Month LIBOR plus 1.02% or (2) 3.50%.

“Three-Month LIBOR” will be the offered rate per annum for three-month deposits in U.S. dollars as that rate appears on Reuters’ LIBOR01 page as of 11:00 a.m., London time, on the second London business day immediately preceding the first day of the Dividend Period, except as otherwise determined in the manner described below in the section entitled “Description of Preferred Stock — Dividends.” Any such dividends will be distributed to holders of Depositary Shares in the manner described below in the section entitled “Description of Depositary Shares — Dividends and Other Distributions.”

When dividends are not paid in full upon the shares of Preferred Stock and any parity stock, all dividends declared upon shares of Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other securities ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock shall not be entitled to participate in any such dividends.

Dividend Payment Dates	Prior to the later of April 15, 2011 and the Stock Purchase Date, dividends on the Preferred Stock will be paid semi-annually in arrears on each April 15 and October 15 through the later of April 15, 2011 and (i) the Stock Purchase Date (if the Stock Purchase Date is also a Dividend Payment Date) or (ii) the Dividend Payment Date immediately preceding the Stock Purchase Date (if the Stock Purchase Date is not a Dividend Payment Date), and from and including the later of April 15, 2011 and the Stock Purchase Date, dividends on the Preferred Stock will be paid quarterly in arrears on each January 15, April 15, July 15 and October 15. If any portion of a declared semi-annual dividend payment has accrued but has not been paid as of the Stock Purchase Date, such accrued amount shall be paid on the Stock Purchase Date. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day.

Redemption	We may not redeem the Preferred Stock prior to the later of April 15, 2011 and the Stock Purchase Date. Thereafter, the Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $100,000 per share (equivalent to $1,000 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Neither the holders of Preferred Stock nor holders of Depositary Shares will have the right to require the redemption or repurchase of the Preferred Stock.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. Moreover, we have agreed with the Federal Reserve that, unless it authorizes us to do otherwise in writing, we will redeem the Preferred Stock only if it is replaced with other tier 1 capital that is not a restricted core capital element — for example, common stock or another series of non-cumulative perpetual preferred stock.

Limitation on Payments on Junior Stock	So long as any share of Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock, as defined in our certificate of incorporation (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock, as defined in our certificate of incorporation, shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the then-current dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

Replacement Capital Covenant	On or about the time of the initial issuance of the Preferred Stock, we will enter into a Replacement Capital Covenant (as defined below in the section entitled “Certain Terms of the Replacement Capital Covenant”) relating to the Preferred Stock. The Replacement Capital Covenant only benefits holders of “Covered Debt,” as defined below in the section entitled “Certain Terms of the Replacement Capital Covenant,” and is not enforceable by holders of the Preferred Stock or of the Depositary Shares. However, the Replacement Capital Covenant could preclude us from redeeming or repurchasing shares of Preferred Stock at a time we might otherwise wish to redeem or repurchase shares of Preferred Stock.

In the Replacement Capital Covenant, we will covenant to redeem or repurchase shares of Preferred Stock prior to the termination date of the Replacement Capital Covenant only if and to the extent that (1) we have obtained the prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve, and (2) the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of

• 133.33% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of common stock and rights to acquire common stock of U.S. Bancorp; plus

• 100% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant, which means generally that such other securities have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Preferred Stock at that time.

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $100,000 per share (equivalent to $1,000 per Depositary Share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock (pro rata as to the Preferred Stock and any other shares of our stock ranking equally as to such distribution).

Voting Rights	None, except with respect to:

• authorizing or increasing the authorized amount of senior stock,

• authorizing certain changes in the terms of the Preferred Stock, and

• if dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, the right to elect, together with holders of any other series of our preferred stock ranking equal with the Preferred Stock with similar voting rights, two additional directors to our board.

See below under the section entitled “Description of Preferred Stock — Voting.” Holders of Depositary Shares must act through the depositary to exercise any voting rights, as described below under the section entitled “Description of Depositary Shares — Voting the Preferred Stock.”

Ranking	Shares of the Preferred Stock will rank senior to our common stock, equally with our Series B Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) and Series D Non-Cumulative Perpetual Preferred Stock (“Series D Preferred Stock”) and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See below under the section entitled “Description of Preferred Stock — Authorized Preferred Stock” for a discussion of the Series B Preferred Stock and the Series D Preferred Stock. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Maturity	The Preferred Stock does not have a maturity date, and we are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and Conversion Rights	None.

Listing	We intend to apply for listing of the Depositary Shares on the New York Stock Exchange. If approved for listing, we expect trading of the Depositary Shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the Depositary Shares.

Tax Consequences	Distributions constituting dividend income received by an individual U.S. holder in respect of the Depositary Shares before January 1, 2011 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets), subject to certain exceptions for short-term and hedged positions. In addition, subject to similar exceptions for short-term and hedged positions, distributions on the Depositary Shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. For further discussion of the tax consequences relating to the Preferred Stock, see below under the section entitled “Material U.S. Federal Income Tax Consequences.”

Expected Ratings	We expect that the Depositary Shares will be rated A3, BBB+ and A by Moody’s Investor Service, Standard & Poor’s and Fitch Ratings, respectively. None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

Registrar	U.S. Bank National Association

Depositary	U.S. Bank National Association

Calculation Agent	U.S. Bank National Association

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this Prospectus and Consent Solicitation Statement before you decide whether to participate in the Exchange Offer and the Consent Solicitation. In particular, you should carefully consider, inter alia, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference herein.

Risks Related to the Exchange Offer and the Consent Solicitation

The Normal ITS may be acquired by us other than through the Exchange Offer in the future, on more favorable terms and for more favorable consideration.

From time to time in the future, with regulatory approval and to the extent permitted by applicable law, we may acquire Normal ITS that remain outstanding following the consummation of the Exchange Offer, whether or not such acquisitions are consummated through tender offers, exchange offers or otherwise. Any such acquisitions may be effected upon such terms and at such prices as we may determine, which could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we might pursue. The consideration we may pay or the terms that we may offer in any such acquisition may be more favorable than we are offering in the Exchange Offer.

The consummation of the Exchange Offer and the Consent Solicitation may be delayed or may not occur.

We are not obligated to complete the Exchange Offer and the Consent Solicitation under certain circumstances and unless and until certain conditions are satisfied, as described more fully below in the section entitled “The Exchange Offer and the Consent Solicitation — Conditions of the Exchange Offer.” Even if the Exchange Offer and the Consent Solicitation are completed, they may not be completed on the schedule described in this Prospectus and Consent Solicitation Statement. Accordingly, participating holders may have to wait longer than expected to receive their Depositary Shares.

If you do not follow the procedures, your tender and Consent may not be accepted.

We will only deliver Depositary Shares in the Exchange Offer for Normal ITS that are timely and properly tendered, or alternatively, we will only pay a Consent Fee in the Consent Solicitation for Consents that are timely and properly delivered. Therefore, you should allow sufficient time to ensure timely delivery of the Normal ITS or of your Consents and you should carefully follow the instructions on how to tender your Normal ITS or deliver your Consent. Neither we nor the Information and Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of Normal ITS or your delivery of your Consent.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Normal ITS.

We are not making a recommendation as to whether you should exchange your Normal ITS in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of Normal ITS for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer and the Consent Solicitation.

Holders of Normal ITS who participate in the Exchange Offer will lose their rights under the Trust Agreement and the other agreements governing the Normal ITS that they tender.

Upon acceptance of Normal ITS tendered in the Exchange Offer after the Expiration Date, holders of Normal ITS will lose the contractual and legal rights they currently have under the Trust Agreement and the other agreements governing the Normal ITS and will have different rights as holders of Depositary Shares. For example, the holders of Normal ITS who tender their Normal ITS in the Exchange Offer will lose their right to receive distributions on the Normal ITS and any other rights they have under the Trust Agreement or the Indenture governing the Underlying Notes.

We may not accept all of the Normal ITS tendered in the Exchange Offer and as a result you may not realize the full economic benefit of holding the Depositary Shares in lieu of the Normal ITS.

Depending on the amount of Normal ITS tendered in the Exchange Offer, we may not accept all of the Normal ITS tendered. We intend that the Normal ITS continue to be listed on the New York Stock Exchange, and, therefore, if accepting all of the Normal ITS would cause the Normal ITS to be de-listed, we will reduce the number of Normal ITS sought and accept a pro rata amount of the Normal ITS tendered in the Exchange Offer by all holders in the aggregate to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. The New York Stock Exchange will consider de-listing the outstanding Normal ITS if (1) the aggregate market value of the Normal ITS is less than $4 million (which would occur if greater than 99% of the outstanding Normal ITS were tendered into the Exchange Offer, based on the $1,000 liquidation amount per Normal ITS) or (2) for any other reason based on the suitability for the continued listing of the Normal ITS in light of all pertinent facts as determined by the New York Stock Exchange. We intend to accept all validly tendered Normal ITS other than the minimum number necessary to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. Any Normal ITS not accepted will be returned to tendering holders promptly after the Expiration Date. Therefore, holders of such tendered Normal ITS that are returned will not be able to realize the economic benefit of holding the Depositary Shares. Non-cumulative dividends, if declared, will accrue on the Preferred Stock underlying the Depositary Shares at a rate of 7.189% per annum until the later of April 15, 2011 and the Stock Purchase Date. During that same period, holders of the Normal ITS will be entitled to receive distributions at a rate of 6.189% per annum.

Furthermore, holders who have validly tendered their Normal ITS will be deemed to have validly delivered their Consents to the Proposed Amendments by such tender. Therefore, if we do not accept all of your validly tendered Normal ITS due to proration, you will still be deemed to have delivered your Consents with respect to all of your validly tendered Normal ITS, even those that are not accepted for exchange.

Additionally, a holder will not know what portion of its Normal ITS will be accepted for exchange in the Exchange Offer at the time such holder tenders its Normal ITS. Therefore, a holder that tenders all of its Normal ITS in the Exchange Offer may continue to own a portion of such holder’s Normal ITS if not all of such Normal ITS are accepted for exchange in the Exchange Offer.

Risks Related to Holding Normal ITS After the Expiration of the Exchange Offer and Consent Solicitation

If the Exchange Offer is successful, the trading market for Normal ITS may be limited and the market price for the Normal ITS may be significantly depressed and more volatile.

Depending on the amount of Normal ITS that are accepted for exchange in the Exchange Offer, the trading market for the Normal ITS that remain outstanding after the Exchange Offer may be significantly limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Normal ITS that remain outstanding following the Exchange Offer.

If you do not participate in the Exchange Offer, your pledged securities will remain encumbered.

Although you are the beneficial owner of the securities underlying your Normal ITS, if you do not participate in the Exchange Offer, those securities will remain pledged to secure payment of the purchase price under the stock purchase contracts. Thus, your rights to the pledged securities will remain subject to our security interest. Additionally, notwithstanding the automatic termination of the stock purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the U.S. Bankruptcy Code.

There is uncertainty regarding the U.S. federal income tax consequences of participating in the Exchange Offer.

The treatment of the Exchange Offer for U.S. federal income tax purposes is not clear. We intend to treat the exchange of Normal ITS for Depositary Shares pursuant to the Exchange Offer as an exchange of Depositary Shares for a portion of the Underlying Notes and the surrender of the remaining Underlying Notes to us in connection with the termination of the underlying stock purchase contract. Under this characterization, we believe the exchange of Depositary Shares for Underlying Notes should be treated as a recapitalization pursuant to which you would not recognize any gain or loss. We believe that you should not recognize any gain (but may recognize a capital loss) on the termination of the stock purchase contract if you previously allocated all of your purchase price to the Underlying Notes upon your purchase of Normal ITS, other than potential recognition of income in connection with market discount on a portion of the Underlying Notes. There exist, however, alternative characterizations of the Exchange Offer for federal income tax purposes under which you would calculate any gain or loss in a manner different from that described above. Further, there also exist characterizations of the Exchange Offer under which you would not recognize any gain or loss by reason of exchanging your Normal ITS for Depositary Shares. Because the treatment of the Exchange Offer federal income tax purposes is unclear and may vary depending upon a holder’s individual tax situation, we urge you to consult your tax advisor about the particular U.S. federal income tax consequences to you of an exchange of Depositary Shares for Normal ITS pursuant to the Exchange Offer. For more information, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Risks Related to the Preferred Stock and the Depositary Shares After the Exchange Offer

You are making an investment decision with regard to the Depositary Shares as well as the Preferred Stock.

As described in this Prospectus and Consent Solicitation Statement, we will deliver fractional interests in shares of Preferred Stock, in the form of the Depositary Shares, in connection with the Exchange Offer. Accordingly, the depositary will rely on the payments it receives on the Preferred Stock to fund all payments on the Depositary Shares. You should carefully review the information in this Prospectus and Consent Solicitation Statement regarding both of these securities.

We may not declare dividends on the Preferred Stock and dividends on the Preferred Stock are non-cumulative. If we do not declare dividends on the Preferred Stock, holders of Depositary Shares will not be entitled to receive related distributions on their Depositary Shares.

Dividends on shares of Preferred Stock will not be mandatory. Holders of the Preferred Stock, including the depositary, will only be entitled to receive dividends for any given dividend period if, when and as declared by our board of directors out of legally available assets. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period, the depositary would not be entitled to receive any such dividend and no related distribution will be made on the Depositary Shares, and such unpaid dividend will cease to accrue and be payable. Dividends on the Preferred Stock are non-cumulative. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period, and holders of Depositary Shares will not be entitled to receive any distribution with respect to such dividends, if our board of directors or a duly authorized committee of the board has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Preferred Stock or any other series of our preferred stock. If we do not declare and pay dividends on the Preferred Stock, you will not receive corresponding distributions on your Depositary Shares and the market price of your Depositary Shares may decline.

The Preferred Stock is equity and is subordinate to our existing and future indebtedness, including the Underlying Notes corresponding to any Normal ITS that remain outstanding following the Exchange Offer.

The shares of Preferred Stock are our equity interests and do not constitute indebtedness. As such, the shares of Preferred Stock, and the related Depositary Shares, will rank junior to all indebtedness and other non-equity claims on us, including the Underlying Notes corresponding to any Normal ITS that remain outstanding following the Exchange Offer, with respect to assets available to satisfy claims on us, including in our liquidation, dissolution or winding up. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock. As of March 31, 2010, our indebtedness and obligations, not including the $1.25 billion aggregate principal amount of outstanding Underlying Notes, on a consolidated basis, totaled approximately $16.0 billion. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Preferred Stock (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available assets. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of Preferred Stock — Voting” and the limited restrictions on our ability to make payments on our junior stock if we are not current on paying dividends on the Preferred Stock.

Our ability to pay dividends on the Preferred Stock, and therefore your ability to receive distributions on your Depositary Shares, may be limited by federal regulatory considerations.

As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us. Federal banking laws regulate the amount of dividends that may be paid by our banking subsidiaries without prior regulatory approval. The amount of dividends available to us from our banking subsidiaries after meeting the regulatory capital requirements for well-capitalized banks was approximately $3.3 billion at March 31, 2010. If regulatory considerations prohibit or limit our ability to pay dividends on the Preferred Stock, you will not receive related distributions on your Depositary Shares and the market price of the Depositary Shares may decline.

You should not expect us to redeem the Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. The Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Preferred Stock may be redeemed by us, at our option, either in whole or in part at any time on or after the later of April 15, 2011 and the Stock Purchase Date. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. Our right to redeem the Preferred Stock is subject to two important limitations.

First, under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. Moreover, we have agreed with the Federal Reserve that, unless it authorizes us to do otherwise in writing, we will redeem the Preferred Stock only if it is replaced with other tier 1 capital that is not a restricted core capital element, for example, common stock or another series of non-cumulative perpetual preferred stock.

There can be no assurance that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing the Preferred Stock with tier 1 capital that is not a restricted core capital element, the Federal Reserve will authorize such redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, but the Federal Reserve may change these factors at any time.

Second, at or prior to the initial issuance of the Preferred Stock, we will enter into the Replacement Capital Covenant, which will limit our right to redeem or repurchase the Preferred Stock. In the Replacement Capital Covenant, we covenant to redeem or repurchase shares of Preferred Stock prior to the termination date of the Replacement Capital Covenant only if and to the extent that (1) we have obtained the prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve, and (2) the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of:

•	133.33% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of our common stock; plus

•	100% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant, which means generally that such other securities have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Preferred Stock at that time.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a notice of redemption or proposed repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the Preferred Stock and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from qualifying securities sufficient for that purpose.

If we are deferring payments on our outstanding junior subordinated debt securities, including the Underlying Notes, or are in default under the indenture governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated debt securities, including the Underlying Notes, prohibit us from declaring or paying any dividends or distributions on the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to our Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

If we defer interest payments on the Underlying Notes or contract payments on the stock purchase contracts underlying the Normal ITS remaining outstanding after the Exchange Offer, we may not pay dividends on or redeem the Preferred Stock and you will not receive distributions or redemption payments on your Depositary Shares.

We may defer interest payments on the Underlying Notes for up to ten years, provided no deferral period will extend beyond the final repayment date or the earlier redemption of the Underlying Notes. We may also elect, or be required by the Federal Reserve, to defer contract payments on the stock purchase contracts. During a deferral period, we cannot pay any dividends or make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock, including the Preferred Stock, or make an interest, principal or premium payment on or repurchase of any of our debt securities that rank equal with or junior to the Underlying Notes, subject to certain exceptions.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the Depositary Shares and the Preferred Stock, could cause the liquidity or trading price of the Depositary Shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the Depositary Shares, the Preferred Stock or our credit ratings generally could affect the trading price of the Depositary Shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Preferred Stock and Depositary Shares based on their overall view of our industry. Our corporate credit rating is currently on negative outlook by Moody’s Investor Service. If Moody’s downgrades our corporate rating, the ratings of our securities, including the Depositary Shares and Preferred Stock, may also be downgraded. We expect that the Depositary Shares will initially be rated by Moody’s Investor Service, Standard & Poor’s and Fitch Ratings. We cannot assure you that these ratings will remain for any given period of time or that these ratings will not be lowered or withdrawn entirely by a rating agency. A downgrade or withdrawal or the announcement of a possible downgrade or withdrawal in the ratings assigned to the Depositary Shares, the Preferred Stock or us or our other securities could cause the trading price of the Depositary Shares to decline significantly.

The Depositary Shares may not have an active trading market.

The Depositary Shares and the underlying Preferred Stock that are to be issued in the Exchange Offer are new issues with no established trading market. Although we plan to apply to have the Depositary Shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the Depositary Shares. Even if the Depositary Shares are listed, there may be little or no secondary market for the Depositary Shares. Any secondary market for the Depositary Shares that may develop, may not provide significant liquidity and transaction costs in any such secondary market could be high. As a result, the difference between bid and asked prices in any secondary market for the Depositary Shares could be substantial. Further, because the shares of Preferred Stock do not have a stated maturity date, investors seeking liquidity in the Depositary Shares will be limited to selling their Depositary Shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the Depositary Shares.

Holders of Preferred Stock and the Depositary Shares will have limited voting rights.

Holders of the Preferred Stock, and therefore holders of the Depositary Shares, have no voting rights with respect to matters that generally require the approval of our voting shareholders. However, holders of the Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Preferred Stock, as described below under “Description of Preferred Stock — Voting.” In addition, if dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors to our board, subject to the terms and to the limited extent described under “Description of Preferred Stock — Voting.” Holders of Depositary Shares must act through the depositary to exercise any voting rights in respect of the Preferred Stock.

Holders of Depositary Shares may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders of the Depositary Shares out of dividends on the Preferred Stock may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the Depositary Shares may decline.

SELECTED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data as of and for the periods indicated. The historical financial data as of and for the years ended December 31, 2005 through 2009 have been derived from our audited historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 (our “2009 Form 10-K”), which is incorporated by reference into this Prospectus and Consent Solicitation Statement. You should read this information in conjunction with our consolidated financial statements and related notes included in our 2009 Form 10-K. The historical financial data as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 have been derived from our unaudited historical interim condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (our “March 31, 2010 Form 10-Q”), which is incorporated by reference into this Prospectus and Consent Solicitation Statement. You should read this information in conjunction with our unaudited historical interim condensed consolidated financial statements and related notes included in our March 31, 2010 Form 10-Q. In our opinion, such unaudited interim financial data reflects all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results for those periods. The results of operations for the interim periods, for seasonal and other factors, are not necessarily indicative of the results to be expected for the full year or any future period. For more information, see the section above entitled “Where You Can Find More Information.”

	As of and for the		As of and for the
	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars and shares in millions, except per share data)

Condensed Income Statement
Net interest income (taxable-equivalent basis)(a)	$2,403	$2,095	$8,716	$7,866	$6,764	$6,790	$7,088
Noninterest income	1,952	1,986	8,403	7,789	7,281	6,938	6,257
Securities gains (losses), net	(34)	(198)	(451)	(978)	(15)	(14)	(106)

Total net revenue	4,321	3,883	16,668	14,677	14,060	13,742	13,239
Noninterest expense	2,136	1,871	8,281	7,348	6,907	6,229	5,919
Provision for credit losses	1,310	1,318	5,557	3,096	792	544	666

Income before taxes	875	694	2,830	4,233	6,361	6,969	6,654
Taxable-equivalent adjustment	51	48	198	134	75	49	33
Applicable income taxes	161	101	395	1,087	1,883	2,112	2,082

Net income	663	545	2,237	3,012	4,403	4,808	4,539
Net (income) loss attributable to noncontrolling interests	6	(16)	(32)	(66)	(79)	(57)	(50)

Net income attributable to U.S. Bancorp	$669	$529	$2,205	$2,946	$4,324	$4,751	$4,489

Net income applicable to U.S. Bancorp common shareholders	$648	$419	$1,803	$2,819	$4,258	$4,696	$4,483

Per Common Share
Earnings per share	$.34	$.24	$.97	$1.62	$2.45	$2.64	$2.45
Diluted earnings per share	$.34	$.24	$.97	$1.61	$2.42	$2.61	$2.42
Dividends declared per share	$.050	$.050	$.200	$1.700	$1.625	$1.390	$1.230
Book value per share	$13.16	$10.96	$12.79	$10.47	$11.60	$11.44	$11.07
Market value per share	$25.88	$14.61	$22.51	$25.01	$31.74	$36.19	$29.89
Average common shares outstanding	1,910	1,754	1,851	1,742	1,735	1,778	1,831
Average diluted common shares outstanding	1,919	1,760	1,859	1,756	1,756	1,803	1,856

	As of and for the		As of and for the
	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars and shares in millions, except per share data)

Financial Ratios
Return on average assets	.96%	.81%	.82%	1.21%	1.93%	2.23%	2.21%
Return on average common equity	10.5	9.0	8.2	13.9	21.3	23.5	22.5
Net interest margin (taxable-equivalent basis)(a)	3.90	3.59	3.67	3.66	3.47	3.65	3.97
Efficiency ratio(b)	49.0	45.8	48.4	46.9	49.2	45.4	44.4
Average Balances
Loans	$192,878	$185,705	$194,755	$184,955	$147,348	$140,601	$131,610
Loans held for sale	3,932	5,191	5,820	3,914	4,298	3,663	3,290
Investment securities	46,211	42,321	42,809	42,850	41,313	39,961	42,103
Earning assets	248,828	235,314	237,287	215,046	194,683	186,231	178,425
Assets	281,722	266,237	268,360	244,400	223,621	213,512	203,198
Noninterest-bearing deposits	38,000	36,020	37,856	28,739	27,364	28,755	29,229
Deposits	182,531	160,528	167,801	136,184	121,075	120,589	121,001
Short-term borrowings	32,551	32,217	29,149	38,237	28,925	24,422	19,382
Long-term debt	32,456	37,784	36,520	39,250	44,560	40,357	36,141
Total U.S. Bancorp shareholders’ equity	26,414	26,819	26,307	22,570	20,997	20,710	19,953
Period End Balances
Loans	$191,153	$184,173	$195,408	$185,229	$153,827	$143,597	$136,462
Allowance for credit losses	5,439	4,105	5,264	3,639	2,260	2,256	2,251
Investment securities	46,913	39,266	44,768	39,521	43,116	40,117	39,768
Assets	282,428	263,624	281,176	265,912	237,615	219,232	209,465
Deposits	184,039	162,566	183,242	159,350	131,445	124,882	124,709
Long-term debt	32,399	38,825	32,580	38,359	43,440	37,602	37,069
Total U.S. Bancorp shareholders’ equity	26,709	27,223	25,963	26,300	21,046	21,197	20,086
Capital ratios
Tier 1 capital	9.9%	10.9%	9.6%	10.6%	8.3%	8.8%	8.2%
Total risk-based capital	13.2	14.4	12.9	14.3	12.2	12.6	12.5
Leverage	8.6	9.8	8.5	9.8	7.9	8.2	7.6

(a)	Presented on a fully taxable-equivalent basis utilizing a tax rate of 35%.

(b)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses).

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer and the Consent Solicitation. We will pay any accrued and unpaid distributions on each Normal ITS accepted in the Exchange Offer up to, but excluding, the settlement date and any Consent Fees payable in the Consent Solicitation from cash on hand. We will pay all expenses related to the Exchange Offer and the Consent Solicitation, including any brokerage commissions or fees to the Dealer Managers and the Information and Exchange Agent. Except as otherwise provided in the section of this Prospectus and Consent Solicitation Statement titled “The Exchange Offer and the Consent Solicitation — Acceptance of Normal ITS for Purchase; Delivery of Depositary Shares,” we will pay the transfer taxes, if any, on the exchange of any Normal ITS.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of March 31, 2010, on an actual basis and on an as adjusted basis to reflect completion of the Exchange Offer under both an assumed High Participation Scenario and an assumed Low Participation Scenario. The “High Participation Scenario” assumes the tender of 75% of the outstanding Normal ITS and the exchange of such securities for Depositary Shares. The “Low Participation Scenario” assumes the tender and exchange of 25% of the outstanding Normal ITS for Depositary Shares.

This table should be read in conjunction with the information set forth above under the sections entitled “Selected Financial Data” and our consolidated financial statements for the years ended December 31, 2009 and 2008 and the three-months ended March 31, 2010 and 2009, which are incorporated by reference into this Prospectus and Consent Solicitation Statement.

	As of March 31, 2010
		As Adjusted for	As Adjusted for
		Exchange Offer	Exchange Offer
	Actual	(High)	(Low)
	(Dollars in millions)

Total deposits	$184,039	$184,039	$184,039
Long-term debt(1)	31,148	31,148	31,148
Normal ITS	1,251	313	938
Preferred stock
Series A issued hereby(2)	—	798	266
Series B	1,000	1,000	1,000
Series D	500	500	500
Series E	—	—	—
Total	1,500	2,298	1,766
Common shareholders’ equity(3)	25,209	25,322	25,247
Total shareholders’ equity	26,709	27,620	27,013

(1)	Long-term debt does not reflect the $1,251 aggregate principal amount of Underlying Notes corresponding to the outstanding Normal ITS.

(2)	Amount of preferred stock is determined based upon its assumed fair market value at the time of the exchange. The amounts for preferred stock above assumes a fair market value equal to 85% of its liquidation amount.

(3)	As adjusted shareholders’ equity is increased due to a gain attributable to common shareholders as a result of the Exchange Offer reduced by taxes and expenses associated with the transaction.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods are indicated as follows:

	Three Months Ended
	March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.93	2.36	2.40	2.61	3.10	4.27
Including interest on deposits	2.24	1.83	1.85	1.95	2.21	2.84
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	2.80	1.95	2.30	2.59	3.08	4.27
Including interest on deposits	2.18	1.63	1.80	1.93	2.20	2.84

For the purpose of computing the ratios of earnings to fixed charges and combined fixed charges and preferred stock dividends, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest. For the period ended December 31, 2005, there was no preferred stock outstanding, and, accordingly, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for such period are the same.

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Purpose of the Exchange Offer

We are conducting the Exchange Offer in order to improve our capital structure by replacing the Normal ITS, which are hybrid securities, with the Preferred Stock, which is a more traditional form of equity capital. In addition, by retiring the Underlying Notes that correspond to the Normal ITS that we acquire in the Exchange Offer, we believe we will facilitate any future remarketing of the Underlying Notes. We aim to further facilitate any future remarketing by adopting the Proposed Amendments in the Consent Solicitation.

The Normal ITS are currently treated as a restricted form of tier 1 capital under the capital adequacy guidelines for bank holding companies as promulgated by the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve.” The Preferred Stock issued in connection with the Exchange Offer will be treated as an unrestricted form of tier 1 capital under such capital adequacy guidelines. These guidelines place greater limitations on the amount of restricted tier 1 capital that we may have.

The Underlying Notes are currently recorded as indebtedness on our balance sheet. Exchanging the Normal ITS for Preferred Stock in the Exchange Offer will result in an increase in our total shareholders’ equity, as a result of the increase to our equity in the Form of preferred stock and a corresponding reduction to our outstanding indebtedness due to the cancellation of the aggregate principal amount of Underlying Notes corresponding to the Normal ITS that are exchanged. However, the issuance of Depositary Shares in exchange for Normal ITS will result in additional distributions being paid by us of $8.47 per Depositary Share from the settlement date until April 15, 2011. For additional information regarding the effects of the Exchange Offer on our capitalization, see the section below entitled “Capitalization.”

Pursuant to a remarketing agreement, the Trust must first attempt to remarket the Underlying Notes approximately one month prior to the Stock Purchase Date and must continue to attempt to remarket the Underlying Notes on a quarterly basis until the earlier of a successful remarketing and March 31, 2012, subject to certain limitations, conditions and other requirements. As a result of the Exchange Offer, we expect to reduce the number of Normal ITS that are outstanding and to retire the Underlying Notes forming part of the Normal ITS that are accepted for exchange. This will reduce the aggregate principal amount of Underlying Notes that the Trust will be required to remarket, which we believe will facilitate a remarketing. A successful remarketing would benefit us because it would result in us receiving cash payments upon the settlement of the stock purchase contracts that correspond to the Normal ITS. If an attempted remarketing fails, our receipt of any cash proceeds from the sale of the remarketed Underlying Notes would be delayed, and if all remarketing attempts fail, the Underlying Notes would be returned to us in full satisfaction of the Trust’s obligation to pay the purchase price for the Preferred Stock and we would not receive any cash proceeds from a sale of the remarketed Underlying Notes.

Purpose of the Consent Solicitation

The purpose of the Consent Solicitation is to obtain Consents from the holders of Normal ITS to certain amendments, which we refer to as the “Proposed Amendments,” to the Trust Agreement, the Indenture, and the collateral agreement and stock purchase contract agreement relating to the Normal ITS. The proposed amendments to the Trust Agreement would allow us to retire the Normal ITS that we acquire in the Exchange Offer and would authorize the Trust to approve the amendments and modifications to the collateral agreement and stock purchase contract agreement. The proposed amendments to the Indenture would permit additional flexibility in the terms, conditions and requirements applicable to the remarketing of the Underlying Notes, which we believe will further facilitate a remarketing. The proposed amendments to the collateral agreement would allow for the Underlying Notes corresponding to the Normal ITS acquired by us in the Exchange Offer to be released from their pledge and delivered to us for cancellation, and the proposed amendments to the stock purchase contract agreement would allow for the termination of the stock purchase contracts corresponding to the Normal ITS acquired by us in the Exchange Offer and for the future issuance of Preferred Stock upon settlement of the Exchange Offer and the stock purchase contracts as a result of the Exchange Offer. Pursuant to the terms of the Trust Agreement and the Indenture, the Proposed Amendments require the receipt of Consents in respect of at least a majority in aggregate liquidation amount of the outstanding Normal ITS (which corresponds to at least a majority of the outstanding Normal ITS).

Following the completion of the Exchange Offer and the Consent Solicitation, and the effectiveness of the Proposed Amendments, (1) the Trust will retire the Normal ITS we acquire in the Exchange Offer, (2) the corresponding Underlying Notes will be transferred to us by the Trust and surrendered by us to the Indenture trustee for cancellation and (3) the corresponding stock purchase contracts will be terminated in connection with the delivery of Depositary Shares to the exchanging holders of Normal ITS in the Exchange Offer.

Terms of the Exchange Offer

General

We are offering to exchange up to 1,250,000 Depositary Shares, each representing a 1/100th ownership interest in a share of our newly issued Preferred Stock, for any and all of the 1,250,000 outstanding Normal ITS, on the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation Statement and in the accompanying Letter of Transmittal and Consent. You must tender whole numbers of Normal ITS in the Exchange Offer.

Offer Consideration

For each Normal ITS that we accept for exchange in accordance with the terms of the Exchange Offer, we will deliver one Depositary Share, representing a 1/100th ownership interest in a share of our Preferred Stock. We will also pay cash in an amount equal to any accrued and unpaid distributions on each Normal ITS accepted in the Exchange Offer up to, but excluding, the settlement date, which, assuming the Exchange Offer expires on the current Expiration Date of June 7, 2010, will be $9.46 for each Normal ITS.

Non-cumulative dividends, if declared, will accrue on the Preferred Stock underlying the Depositary Shares at a rate of 7.189% per annum until the later of April 15, 2011 and the Stock Purchase Date. During that same period, holders of the Normal ITS will be entitled to receive distributions at a rate of 6.189% per annum. Otherwise, each share of Preferred Stock underlying the Depositary Shares will be identical in all respects to the Preferred Stock to be issued upon settlement of the stock purchase contracts forming part of the Normal ITS, including with respect to dividend payments following the later of April 15, 2011 and the Stock Purchase Date. See “Description of Preferred Stock.”

Treatment of Stripped ITS and Capital ITS

We are not soliciting exchanges of Stripped ITS or Capital ITS, none of which are outstanding as of the date hereof, and we are not soliciting Consents with respect thereto. If you hold Stripped ITS or Capital ITS and would like to participate in the Exchange Offer or the Consent Solicitation, you must recreate Normal ITS from your Stripped ITS and Capital ITS in accordance with the terms of the Trust Agreement and then tender the recreated Normal ITS in the Exchange Offer or deliver your Consent with respect to such Normal ITS.

The Consent Solicitation

In connection with the Exchange Offer, we are conducting the Consent Solicitation to obtain Consents to the Proposed Amendments from holders of Normal ITS, as more particularly described below under the section entitled “The Exchange Offer and the Consent Solicitation — The Proposed Amendments.”

The Proposed Amendments

General

We have entered into the following agreements with respect to the Normal ITS: Amended and Restated Trust Agreement of the Trust, among us as Sponsor, Wilmington Trust Company as Property Trustee and Delaware Trustee, the Administrative Trustees and the several holders of the Trust Securities, dated as of March 17, 2006; the Stock Purchase Contract Agreement, dated as of March 17, 2006, between us and the Trust, acting through Wilmington Trust Company, as Property Trustee; Junior Subordinated Indenture, dated April 28, 2005, between us and Wilmington Trust Company, as Trustee; First Supplemental Indenture, dated August 3, 2005; Second Supplemental Indenture, dated December 29, 2005; Third Supplemental Indenture, dated March 17, 2006; Fourth Supplemental Indenture, dated April 12, 2006 ; Fifth Supplemental Indenture, dated August 30, 2006; Sixth Supplemental Indenture, dated February 1, 2007; Seventh Supplemental Indenture, dated December 10, 2009; Guarantee Agreement, dated as of March 17, 2006 between us and Wilmington Trust Company, as Trustee, for the benefit of the Holders from time to time of the Trust Preferred Securities of the Trust; and the Collateral Agreement, dated as of March 17, 2006, among us, U.S. Bank National Association, and the Trust.

The following section sets forth a brief description of the Proposed Amendments for which Consents are being sought pursuant to the Consent Solicitation. If the Consent Solicitation is successful, the Proposed Amendments will be embodied in amendments to the Trust Agreement, the Indenture (by means of an Eighth Supplemental Indenture) and the collateral agreement and stock purchase contract agreement relating to the Normal ITS (by means of the amendment and restatement of those agreements). Forms of each of the amendments to the Trust Agreement, the Eighth Supplemental Indenture, the amended and restated collateral agreement and the amended and restated stock purchase contract agreement are filed as exhibits to the registration statement of which this Prospectus and Consent Solicitation Statement forms a part and are described in more detail below. The descriptions contained in this Prospectus and Consent Solicitation Statement are meant to be only a summary of the provisions of the Proposed Amendments and do not restate the entire terms of the Proposed Amendments. Pursuant to the terms of the Trust Agreement and the Indenture, the Proposed Amendments require the receipt of Consents in respect of at least a majority in aggregate liquidation amount of the outstanding Normal ITS (which corresponds to at least a majority of the outstanding Normal ITS).

Proposed Amendments to the Trust Agreement

The Proposed Amendments to the Trust Agreement will permit the Trust to retire the Normal ITS that we accept for exchange in the Exchange Offer, which we believe will facilitate the remarketing of the Underlying Notes. The Proposed Amendments to the Trust Agreement will also authorize the trustees of the Trust to amend or modify related documents, including the collateral agreement and the stock purchase contract agreement to give effect to the Proposed Amendments to those agreements described below, and to make conforming revisions to the Trust Agreement to reflect the changes in the remarketing period for the Underlying Notes that are being proposed as part of the Proposed Amendments to the Indenture.

Proposed Amendments to the Indenture

The Proposed Amendments to the Indenture are intended to further facilitate a future remarketing of the Underlying Notes. The Proposed Amendments would (1) extend the period during which the Underlying Notes could be remarketed during any remarketing attempt from one day to 30 days, and (2) allow us to remarket the Underlying Notes in two or more series having different stated maturities, interest rates, denominations and interest payment dates. The Proposed Amendments would also allow us to retire any Underlying Notes corresponding to the Normal ITS that we acquire in the Exchange Offer.

Proposed Amendments to the Collateral Agreement

The Proposed Amendments to the collateral agreement will provide, in connection with the settlement of the Exchange Offer, for the partial release of the pledge of Underlying Notes securing the Trust’s obligations to pay for Preferred Stock upon the settlement of the stock purchase contracts underlying the Normal ITS. The pledge would be released with respect to the Underlying Notes corresponding to the Normal ITS acquired by us in the Exchange Offer, and such Underlying Notes would be released to the Trust for delivery to us. This amendment would allow us to surrender the Underlying Notes corresponding to the Normal ITS we acquire in the Exchange Offer to the Indenture trustee for cancellation.

Proposed Amendments to the Stock Purchase Contract Agreement

The Proposed Amendments to the stock purchase contract agreement will provide, in connection with the settlement of the Exchange Offer, for the cancellation of the stock purchase contracts corresponding to the Normal ITS acquired by us in the Exchange Offer and that all rights of the Trust with respect to such stock purchase contracts will cease upon such cancellation, including but not limited to any right to receive any contract payments. The Proposed Amendments to the stock purchase contract agreement would also provide for the possible issuance of fractional shares of Preferred Stock upon settlement of the Exchange Offer and the stock purchase contracts underlying the Normal ITS that remain outstanding after the completion of the Exchange Offer. Conforming changes to the stock purchase contract agreement would also be made to reflect the changes in the remarketing period for the Underlying Notes that are being proposed as part of the Proposed Amendments to the Indenture.

How to Consent

You may deliver your Consent to the Proposed Amendments by validly tendering your Normal ITS into the Exchange Offer, in which case you will be deemed to have validly delivered your Consents to the Proposed Amendments by such tender. You may also deliver Consents to the Proposed Amendments without tendering your Normal ITS by following the procedures described below under “— Procedures for Providing Consent without Tendering.”

Payment of the Consent Fee

If the requisite Consents are received and the Proposed Amendments become operative, we will pay each holder of Normal ITS that validly delivers and does not validly revoke Consents in respect of such Normal ITS without also tendering its Normal ITS into the Exchange Offer the Consent Fee of $1.25 for each Normal ITS for which a Consent is properly received and not properly withdrawn at or prior to the Expiration Date. The Consent Fee is equal to 0.125% of the liquidation amount of each Normal ITS. However, any such holder will not receive the Depositary Shares to be issued in the Exchange Offer and may only receive the Consent Fee.

If the requisite Consents are received and the Proposed Amendments become operative, all holders of Normal ITS who validly deliver and do not validly revoke their Consents without tendering their Normal ITS into the Exchange Offer will be entitled to the Consent Fee, and the Consent Fee will be paid to such holders, regardless of whether the requisite Consents are delivered through tenders of Normal ITS in the Exchange Offer or separately. The Consent Solicitation is not conditioned on a majority in aggregate liquidation amount of the outstanding Normal ITS being tendered for exchange in the Exchange Offer.

Holders of Normal ITS who do tender their Normal ITS in the Exchange Offer will be required to, and will be deemed to have, validly delivered their Consents to the Proposed Amendments with respect to the liquidation amount of Normal ITS so tendered. If the Exchange Offer is consummated, such holders will receive one Depositary Share for each Normal ITS accepted by us for exchange, and they will not receive the Consent Fee or any other separate consideration for their Consent. If, however, proration occurs, you will receive the Consent Fee with respect to all validly tendered Normal ITS that were not accepted for exchange in the Exchange Offer due to such proration, but you will still be deemed to have delivered a Consent to the Proposed Amendments with respect to all such Normal ITS.

Effectiveness of the Proposed Amendments

If sufficient Consents are received as provided above and not properly revoked at or prior to the Expiration Date, the Proposed Amendments will become operative with respect to the Normal ITS, the

Trust Agreement and the Underlying Notes upon receipt by the Trust and the Indenture trustee of such Consents and the execution and delivery of the amendments to the Trust Agreement, Indenture and related documents.

Conditions of the Exchange Offer

We will not be required to accept for exchange or to issue Depositary Shares in respect of any Normal ITS tendered pursuant to the Exchange Offer, and we may terminate, extend or amend the Exchange Offer and, subject to Rule 14e-1 under the Exchange Act, may postpone the acceptance for exchange of, and issuance of Preferred Stock in respect of, any Normal ITS so tendered in the Exchange Offer, unless each of the following conditions are satisfied or waived at or prior to the Expiration Date:

•	there shall not have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects;

•	there shall not have been instituted or threatened in writing any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), that relates in any manner to the Exchange Offer and that in our reasonable judgment makes it advisable to us to terminate the Exchange Offer;

•	there shall not have occurred:

•	any general suspension of or limitation on prices for trading in securities in the United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens;

•	the registration statement of which this Prospectus and Consent Solicitation Statement forms a part shall have been declared effective by the SEC, no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or, to our knowledge, shall be contemplated or threatened by the SEC (which condition cannot be waived by us); and

•	the continued listing of Normal ITS that will remain outstanding after the Exchange Offer on the New York Stock Exchange has not been revoked (which condition cannot be waived by us).

Moreover, acceptance of the Normal ITS for exchange is subject to the condition that the Proposed Amendments shall have become operative. The Proposed Amendments will only become operative if we receive valid Consents from holders of at least a majority in aggregate liquidation amount of the outstanding Normal ITS (which corresponds to at least a majority of the outstanding Normal ITS).

The New York Stock Exchange will consider de-listing the outstanding Normal ITS if (1) the aggregate market value of the Normal ITS is less than $4 million (which would occur if greater than 99% of the outstanding Normal ITS were tendered into the Exchange Offer, based on the $1,000 liquidation amount per Normal ITS) or (2) for any other reason based on the suitability for the continued listing of the Normal ITS in light of all pertinent facts as determined by the New York Stock Exchange. In the event that a significant number of holders tender their Normal ITS or a significant number of the Normal ITS are tendered in the Exchange Offer such that we believe there is any likelihood that the Normal ITS could be de-listed from the New York Stock Exchange, we may accept less than the total number of Normal ITS tendered, and prorate the number of Normal ITS validly tendered by each holder that we accept for exchange, in order to ensure that the Normal ITS continue to be listed on the New York Stock Exchange. Therefore, while we are making this Exchange Offer for up to 1,250,000 Normal ITS, we may not accept all of the tendered Normal ITS if doing so may result in the de-listing of the Normal ITS. If the Normal ITS are likely to be de-listed, we will prorate the Exchange Offer to ensure that the Normal ITS remain listed on the New York Stock Exchange.

In the event that we terminate or withdraw the Exchange Offer at or prior to the Expiration Date or the Exchange Offer is otherwise not completed, no consideration will be paid or become payable to holders who have tendered their Normal ITS pursuant to the Exchange Offer or delivered their Consents in the Consent Solicitation. In any such event, (1) Normal ITS previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and (2) the Proposed Amendments will not become operative.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Normal ITS not previously accepted for exchange, if any of the conditions to the Exchange Offer specified above are not satisfied at or prior to the Expiration Date. In addition, we expressly reserve the right, at any time or at various times at or prior to the Expiration Date, to waive any conditions to the Exchange Offer, in whole or in part, except the requirements that the registration statement, of which this Prospectus and Consent Solicitation Statement forms a part, be declared effective by the SEC, and that the remaining Normal ITS will continue to be listed on the New York Stock Exchange after the settlement date, which conditions we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Information and Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them, or (except as otherwise noted) waive them in whole or in part, in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times at or prior to the Expiration Date. All conditions, must be satisfied or waived at or prior to the Expiration Date. If any of the conditions are not satisfied or waived at or prior to the Expiration Date, we will not accept any validly tendered Normal ITS for exchange in the Exchange Offer.

Proration

It is a condition to the Exchange Offer that the Normal ITS continue to be listed on the New York Stock Exchange. Accordingly, if there is a likelihood that accepting all of the tendered Normal ITS would cause the Normal ITS to be de-listed, we will reduce the number of Normal ITS sought and accept a pro rata amount of the Normal ITS tendered in the Exchange Offer to ensure that the Normal ITS continue to be listed on the New York Stock Exchange after the consummation of the Exchange Offer. Any Normal ITS tendered but not accepted because of proration will be returned to you promptly following the Expiration Date.

If, for any reason, proration of tendered Normal ITS is required, we will determine the final proration factor promptly after the Expiration Date of the Exchange Offer. Proration for each holder validly tendering Normal ITS will be based on the ratio of the number of Normal ITS validly tendered by the holder to the total number of Normal ITS validly tendered by all holders. This ratio will be applied to holders tendering Normal ITS to determine the number of Normal ITS, rounded up or down as nearly as practicable to the nearest whole Normal ITS, that will be exchanged by each holder pursuant to the Exchange Offer. We will announce this proration percentage, if it is necessary, promptly after the Expiration Date of the Exchange Offer.

Proration will not revoke Consents to the Proposed Amendments. Therefore, if we do not accept all of your validly tendered Normal ITS due to proration, you will still be deemed to have delivered your Consents with respect to all of your validly tendered Normal ITS, even those that are not accepted for exchange. If proration occurs, you will receive the Consent Fee with respect to all validly tendered Normal ITS that were not accepted for exchange in the Exchange Offer due to such proration.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 7, 2010, unless extended or earlier terminated or withdrawn by us. You may withdraw any Normal ITS that you tender at any time at or prior to the Expiration Date (and, if not previously accepted for exchange, after the expiration of 40 business days from May 10, 2010).

We reserve the right to extend the period of time that the Exchange Offer and the Consent Solicitation is open, and delay acceptance for exchange of the Normal ITS validly tendered in the Exchange Offer, by giving oral or written notice to the Information and Exchange Agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, (i) all Normal ITS you have previously tendered in the Exchange Offer will remain subject to the Exchange Offer and the related Consents will continue to be deemed to have been delivered, subject to your right to withdraw in accordance with the Exchange Offer, and (ii) any validly delivered Consent that is not accompanied by a tender of the related Normal ITS will continue to be validly delivered in the Consent Solicitation, subject to your right to withdraw such Consent.

We reserve the right, regardless of whether or not the conditions to the Exchange Offer and the Consent Solicitation have been satisfied but subject to applicable law, to terminate or withdraw the Exchange Offer or the Consent Solicitation if any condition to the Exchange Offer is not satisfied or waived by the Expiration Date or to amend it in any respect. If any of the conditions are not satisfied or waived by the Expiration Date, we will not accept any validly tendered Normal ITS for exchange in the Exchange Offer. If we terminate or amend the Exchange Offer or the Consent Solicitation, we will notify the Information and Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment.

In the event that we terminate or withdraw the Exchange Offer at or prior to the Expiration Date or the Exchange Offer is otherwise not completed, no consideration will be paid or become payable to holders who have tendered their Normal ITS pursuant to the Exchange Offer or delivered their Consents in the Consent Solicitation. In any such event, (1) Normal ITS previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and (2) the Proposed Amendments will not become operative.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the change or waiver, and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate that disclosure.

Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by applicable law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to a U.S. news agency or another means of announcement that we deem appropriate.

Procedures for Participating in the Exchange Offer and the Consent Solicitation

Only a holder of Normal ITS may participate in the Exchange Offer and the Consent Solicitation. If you hold Stripped ITS or Capital ITS and would like to participate in the Exchange Offer or the Consent Solicitation, then you must recreate Normal ITS from your Stripped ITS and Capital ITS in accordance with the terms of the Trust Agreement, and then tender the recreated Normal ITS in the Exchange Offer or deliver your Consent with respect to such Normal ITS.

All of the Normal ITS were issued in book-entry form, and all of the Normal ITS are currently represented by one or more global certificates held for the account of DTC. If you desire to tender Normal ITS and deliver a related Consent with respect thereto, you may transfer such Normal ITS and deliver such Consent through DTC’s ATOP, following the procedures set forth below. Alternatively, you may complete and sign the accompanying Letter of Transmittal and Consent in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required, and send or deliver the manually signed Letter of Transmittal and Consent, together with any required documents, to the Information and Exchange Agent at its address set forth in the Letter of Transmittal and Consent.

In accordance with the terms of the amended and restated trust agreement, voting and consensual rights of holders of Normal ITS may be exercised only by a United States person that is a beneficial owner of Normal ITS, or by a United States person acting as irrevocable agent with discretionary powers for the beneficial owner of Normal ITS that is not a United States person. A holder of Normal ITS that is not a United States person must irrevocably appoint a United States person with discretionary powers to act as their agent in order to participate in the Exchange Offer and the Consent Solicitation. In order to participate in the Exchange Offer or the Consent Solicitation, holders that are not United States persons must do so through a United States person designated to act as their agent. By participating in the Exchange Offer and the Consent Solicitation, a holder of Normal ITS will be deemed to have represented that it is a United States person or, if it is not a United States person, that it has appointed a United States person to act as such holder’s agent as set forth above.

How to Tender If You Are a Beneficial Owner But Not a DTC Participant

Any beneficial owner whose Normal ITS are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Normal ITS or deliver related Consents with respect thereto should contact such nominee promptly and instruct such nominee to tender Normal ITS and deliver Consents on such owner’s behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such form. If you hold your Normal ITS through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offer and the Consent Solicitation a number of days before the Expiration Date in order for such entity to tender Normal ITS and deliver Consents on your behalf at or prior to the Expiration Date.

How to Tender If You Are a DTC Participant

To participate in the offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•	(1) complete and sign and date the Letter of Transmittal and Consent, or a facsimile of the Letter of Transmittal and Consent; (2) have the signature on the Letter of Transmittal and Consent guaranteed if the Letter of Transmittal and Consent so requires; and (3) mail or deliver the Letter of Transmittal and Consent or facsimile thereof to the Information and Exchange Agent prior to the Expiration Date.

In addition, either:

•	the Information and Exchange Agent must receive, prior to the Expiration Date, a properly transmitted Agent’s Message; or

•	the Information and Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of the Normal ITS into the Information and Exchange Agent’s account at DTC according to the procedure for book-entry transfer described below, the Letter of Transmittal and Consent and any other documents required by the Letter of Transmittal and Consent.

Tenders of Normal ITS pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Exchange Offer and the Consent Solicitation, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

No documents should be sent to us, the Dealer Managers or the Information and Exchange Agent. Delivery of a Letter of Transmittal and Consent or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the Information and Exchange Agent.

By tendering Normal ITS pursuant to the Exchange Offer, you will be deemed to have agreed that the delivery and surrender of the Normal ITS is not effective, and the risk of loss of the Normal ITS does not pass to the Information and Exchange Agent, until receipt by the Information and Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Information and Exchange Agent at or prior to the Expiration Date.

By tendering Normal ITS pursuant to the Exchange Offer, you will be deemed to have made the representations and warranties set forth in the accompanying Letter of Transmittal and Consent, including that you have full power and authority to tender, sell, assign and transfer the Normal ITS tendered thereby and/or to deliver a Consent with respect thereto and that when such Normal ITS that are tendered into the Exchange Offer are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Information and Exchange Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Normal ITS tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Exchange Offer and the Consent Solicitation. You must tender your Normal ITS and Consents in accordance with the procedures set forth herein.

Tendering Through DTC’s ATOP

The Information and Exchange Agent will establish an account at DTC with respect to the Normal ITS for purposes of the Exchange Offer and the Consent Solicitation, and any financial institution that is a DTC participant may make book-entry delivery of eligible Normal ITS by causing DTC to transfer such Normal ITS into the Information and Exchange Agent’s account in accordance with DTC’s procedures for such transfer.

The Information and Exchange Agent and DTC have confirmed that Normal ITS held in book-entry form through DTC that are to be tendered in the Exchange Offer are eligible for ATOP. To effectively tender Normal ITS and deliver related Consents eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Information and Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Information and Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Information and Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Information and Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Information and Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Exchange Offer and the Consent Solicitation as set forth in this Prospectus and Consent Solicitation Statement and the accompanying Letter of Transmittal and Consent and that we may enforce such agreement against such participant.

If you desire to tender your Normal ITS and deliver related Consents on the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a Letter of Transmittal and Consent or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Normal ITS tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of Normal

ITS who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal and Consent or (2) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Normal ITS are registered in the name of a person other than the signer of a Letter of Transmittal and Consent or a notice of withdrawal, as the case may be, or if delivery of the Depositary Shares is to be made or tendered Normal ITS that are not accepted are to be returned to a person other than the holder, then the signature on the Letter of Transmittal and Consent accompanying the tendered Normal ITS must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the form of all documents and the validity, form, eligibility (including time of receipt) and acceptance of all tenders and withdrawals of Normal ITS will be determined by us, the determination of which shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Normal ITS that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful or result in a breach of contract. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Normal ITS. A waiver of any defect of irregularity with respect to the tender of one Normal ITS shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Normal ITS except to the extent we may otherwise so provide. Our interpretations of the terms and conditions of the Exchange Offer and the Consent Solicitation will be final and binding. Tenders of Normal ITS shall not be deemed to have been made until any defects or irregularities have been cured or waived by the Company. None of us, the trustees, the Information and Exchange Agent, the Dealer Managers any other person will be under any duty to give notice of any defects or irregularities in tenders of Normal ITS, or will incur any liability to you for failure to give any such notice.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Normal ITS for such person’s own account unless the person so tendering (1) has a net long position equal to or greater than the aggregate principal amount of the Normal ITS being tendered and (2) will cause such Normal ITS to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Normal ITS in response to the Exchange Offer and the Consent Solicitation under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer and the Consent Solicitation upon the terms and subject to the conditions of the Exchange Offer and the Consent Solicitation, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer and the Consent Solicitation, as well as the tendering holder’s representation and warranty that (1) such holder has a net long position in the Normal ITS being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (2) the tender of such Normal ITS complies with Rule 14e-4.

Procedures for Providing Consent without Tendering

All Letters of Transmittal and Consent that are properly executed and received by the Information and Exchange Agent at or prior to the Expiration Date and not timely revoked will be given effect in accordance with the terms thereof.

Holders, and any beneficial owner whose Normal ITS are held of record by a broker, dealer, commercial bank or other nominee, who wish to provide a Consent should so indicate by signing and dating a Letter of Transmittal and Consent, including marking the applicable box under the heading “Tender of Normal ITS and Delivery of Consents” stating that such holder is delivering Consents without otherwise tendering related

Normal ITS, and delivering it to the Information and Exchange Agent in accordance with the instructions contained herein and therein, have the signatures guaranteed, if required, in accordance with the instructions set forth therein. See the section above entitled “— Procedures for Participating in the Exchange Offer and the Consent Solicitation — Signature Guarantees.” Delivery of Letters of Transmittal and Consent should be made sufficiently in advance of the Expiration Date to assure that the Letter of Transmittal and Consent is received prior to the Expiration Date.

The Letter of Transmittal and Consent must be completed in exactly the same names and addresses of the holders as they appear on a security position listing with a DTC participant as the owner of the Normal ITS.

If a Consent relates to fewer than all the Normal ITS held of record as of the Record Date by the person providing such Consent, such person must indicate on the Letter of Transmittal and Consent the aggregate dollar amount (in integral multiples of $1,000) of such Normal ITS to which the Consent relates. Otherwise, the Consent will be deemed to relate to all such Normal ITS held by such consenting holder.

We reserve the right to receive Letters of Transmittal and Consent by any other reasonable means or in any form that reasonably evidences the giving of Consent.

All questions as to the as to the form of all documents and the validity, form, eligibility (including time of receipt) and acceptance of Consents and revocations of Consents will be resolved by us and such determinations shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. Alternative, conditional or contingent Consents will not be considered valid. We reserve the absolute right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of our counsel, be unlawful or result in a breach of contract. We also reserve the right to waive any defects, irregularities or conditions to Consents as to Normal ITS. A waiver of any such defect or irregularity with respect to the Consent in respect of one of the Normal ITS shall not constitute a waiver of the same or any other defect or irregularity with respect the Consents in respect of any other Normal ITS, except to the extent we may otherwise so provide. Our interpretations of the terms and conditions of the Exchange Offer and the Consent Solicitation, including the instructions in the accompanying Letter of Transmittal and Consent, will be final and binding. No Consents as to any Normal ITS will be deemed to have been validly made until all defects or irregularities with respect to such Normal ITS have been cured or waived by us. All consenting holders, by execution of the accompanying Letter of Transmittal and Consent or a facsimile hereof, waive any right to receive notice of the acceptance of their Consents. None of us, the trustees, the Information and Exchange Agent or any other person will be under any duty to give notice of any defects or irregularities in Consents, or will incur any liability for failure to give any such notice.

Acceptance of Normal ITS for Purchase; Delivery of Depositary Shares

Upon the terms and subject to the conditions of the Exchange Offer, including the possible proration discussed above under “— Proration,” we will accept for exchange and promptly deliver on the settlement date, Depositary Shares representing interests in Preferred Stock in exchange for validly tendered Normal ITS that were not validly withdrawn pursuant to the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted Normal ITS for exchange if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Information and Exchange Agent.

With respect to tendered Normal ITS that are to be returned to holders, such Normal ITS will be credited to the account maintained at DTC from which such Normal ITS were delivered, returned in accordance with such procedures after the expiration or termination of the Exchange Offer, unless other instructions were given by the holder in the Letter of Transmittal and Consent or to the book-entry transfer facility.

We will deliver Depositary Shares in exchange for and pay accrued distributions on Normal ITS accepted for exchange in the Exchange Offer by issuing the Depositary Shares and paying such accrued distributions on the settlement date to the Information and Exchange Agent, which will act as your agent for the purpose of receiving the Depositary Shares and accrued distributions and transmitting the Depositary Shares and accrued distributions to you. We will similarly pay Consent Fees with respect to the liquidation amount of Normal ITS as to which a Consent was delivered in the Consent Solicitation without an accompanying tender of Normal ITS (or with respect to the liquidation amount of any Normal ITS that were not accepted for exchange in the Exchange Offer due to proration as described above under “— Proration”) by paying such Consent Fees on the settlement date to the Information and Exchange Agent, which will act as your agent for the purpose of receiving the Consent Fees and transmitting the Consent Fees to you. Tendering holders of the Normal ITS, or holders who wish to deliver a separate Consent, as the case may be, should indicate in the applicable box in the Letter of Transmittal and Consent or, if applicable, to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP, the name and address to which delivery of the Depositary Shares and payment of accrued distributions on the Normal ITS accepted for exchange or Consent Fees, as the case may be, is to be sent, if different from the name and address of the person signing the Letter of Transmittal and Consent or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of Normal ITS tendered under any of the Exchange Offer or the delivery of Depositary Shares in exchange for the Normal ITS accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Normal ITS deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Exchange Offer) or (2) terminate or withdraw the Exchange Offer at any time.

If, for any reason, acceptance for exchange of validly tendered Normal ITS pursuant to the Exchange Offer is delayed, or we are unable to accept for exchange validly tendered Normal ITS pursuant to the Exchange Offer, then the Exchange Agent may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 under the Exchange Act described above) tendered Normal ITS, without prejudice to our rights described above under the sections entitled “— Expiration Date; Extension; Termination; Amendment” and “— Conditions of the Exchange Offer” and the section below entitled “— Withdrawal of Tenders.”

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to exchange all or any of the Normal ITS tendered pursuant to the Exchange Offer for the Preferred Stock and accrued distributions due with respect to the Normal ITS, but any such transfer or assignment will not relieve us of our obligations under the Exchange Offer and will in no way prejudice your rights to receive the Preferred Stock and accrued distributions on Normal ITS validly tendered and not validly withdrawn and accepted for payment pursuant to the Exchange Offer as provided for herein.

You will not be obliged to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or us with respect to the Exchange Offer.

We will pay all transfer taxes applicable to the purchase and transfer of Normal ITS pursuant to the Exchange Offer, except if the delivery of the Depositary Shares and payment of any Consent Fee and/or accrued distributions is being made to, or if Normal ITS not tendered or not accepted for payment are registered in the name of, any person other than the holder of Normal ITS tendered thereby or Normal ITS are credited in the name of any person other than the person(s) signing the accompanying Letter of Transmittal and Consent or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the consideration for the Exchange Offer or the Consent Solicitation.

Withdrawal of Tenders

You may withdraw your tender of Normal ITS at any time at or prior to the Expiration Date. You may only withdraw your tender of Normal ITS after the Expiration Date as permitted by law.

For a withdrawal of a tender of Normal ITS to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at or prior to the Expiration Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Normal ITS to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Normal ITS, if different from that of the person who deposited the Normal ITS;

•	contain the aggregate number of Normal ITS to be withdrawn;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal and Consent, including any required signature guarantee(s); and

•	if the Letter of Transmittal and Consent was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Normal ITS, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of previously tendered Normal ITS can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Normal ITS. However, Normal ITS that have been validly withdrawn may thereafter be retendered at any time at or prior to the Expiration Date by following the procedures described above under “— Procedures for Participating in the Exchange Offer and the Consent Solicitation.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. We reserve the absolute right to reject any or all attempted withdrawals of Normal ITS that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Normal ITS. A waiver of any defect or irregularity with respect to the withdrawal of one Normal ITS shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Normal ITS except to the extent we may otherwise so provide. Withdrawals of Normal ITS shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustee, the Information and Exchange Agent, the Dealer Managers or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawal of Consents with Respect to Normal ITS that were not Tendered

If you have not tendered any Normal ITS but have Consented to the Proposed Amendments, you may revoke such Consents by sending a written notice of revocation at any time at or prior to the Expiration Date. Any notice of revocation received after the Expiration Date will not be effective. The delivery of Consents by a holder (or its nominee) will bind the holder (or its nominee) and every subsequent holder of such Normal ITS or portion of such Normal ITS, even if notation of the Consents is not made on such Normal ITS.

To be effective, a notice of revocation must be given by properly completed and executed notice of withdrawal accompanying the Letter of Transmittal and Consent. All revocations of Consents must be sent to the Information and Exchange Agent at its address set forth in the accompanying Letter of Transmittal and Consent.

Holders may not rescind revocations of Consents. However, a holder may deliver a new Consent by delivering a new Letter of Transmittal and Consent or by retendering Normal ITS through ATOP at any time on or prior to the Expiration Date.

Prior to the Expiration Date, we intend to consult with the Information and Exchange Agent to determine whether the Information and Exchange Agent has received any revocations of Consents. We reserve the right to contest the validity of any purported revocations.

Return of Unaccepted Normal ITS

Any tendered Normal ITS that are not accepted for exchange will be returned without expense to the tendering holder. Such Normal ITS will be credited to the account maintained at DTC from which they were delivered and returned promptly after the expiration or termination of the Exchange Offer.

Security Ownership

Neither we nor any of our executive officers or directors, nor any associates or subsidiaries of any of the foregoing, owns any Normal ITS or has effected any transactions involving the Normal ITS during the 60 days prior to the date of this Prospectus and Consent Solicitation Statement.

Consequences of Failure to Exchange Normal ITS

Depending on the amount of Normal ITS that are accepted for exchange in the Exchange Offer, the trading market for the Normal ITS that remain outstanding after the Exchange Offer may be significantly more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Normal ITS that remain outstanding following the Exchange Offer. See “Risk Factors.”

Following the completion of the Exchange Offer and the Consent Solicitation, and the effectiveness of the Proposed Amendments, (1) the Trust will retire the Normal ITS we acquire in the Exchange Offer, (2) the corresponding Underlying Notes will be transferred to us by the Trust and surrendered by us to the Indenture trustee for cancellation and (3) the corresponding stock purchase contracts will be terminated in connection with the delivery of Depositary Shares to the exchanging holders of Normal ITS in the Exchange Offer and in exchange for a portion of the Underlying Notes. We currently expect to continue making distributions on the Normal ITS that are not acquired by us in the Exchange Offer in accordance with their terms.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Normal ITS under applicable law in connection with the Exchange Offer.

Accounting Treatment

With respect to Normal ITS exchanged for Depositary Shares, once we exchange the Normal ITS that we obtain through this Exchange Offer for the applicable like amount of Underlying Notes, we will derecognize the carrying amount of the Underlying Notes, which we currently record as long-term debt. The Preferred Stock represented by the Depositary Shares issued will be recorded at its par amount. The excess of the Preferred Stock’s fair value over their par amount will be recorded in capital surplus. The excess of the net carrying amount of the Underlying Notes exchanged over the fair value of the stock purchase contracts and the Preferred Stock issued will be recorded in the current earnings of the period during which the transaction will occur.

Subsequent Repurchases

Following completion of the Exchange Offer, we may repurchase additional Normal ITS in the open market, in privately negotiated transactions or otherwise. Future purchases of Normal ITS may be on terms that are more or less favorable than those of the Exchange Offer. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Information and Exchange Agent

D.F. King & Co., Inc. will serve as the Exchange Agent for the Exchange Offer. Letters of Transmittal and Consent and all correspondence in connection with the Exchange Offer and the Consent Solicitation should be sent or delivered by each holder of Normal ITS, or a beneficial owner’s bank, broker, custodian or other nominee, to the Exchange Agent at the address listed on the back cover page of this Prospectus and Consent Solicitation Statement.

D.F. King & Co., Inc. will also serve as the Information Agent for the Exchange Offer and the Consent Solicitation. Questions concerning tender procedures or consent procedures and requests for additional copies of this Prospectus and Consent Solicitation Statement or the Letter of Transmittal and Consent should be directed to the Information Agent at its address and telephone number listed on the back cover page of this Prospectus and Consent Solicitation Statement. Holders of Normal ITS may also contact their bank, broker, custodian or other nominee concerning the Exchange Offer and the Consent Solicitation.

We will pay the Information and Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Managers

Deutsche Bank Securities Inc. is acting as lead dealer manager, lead solicitation agent and structuring advisor, and U.S. Bancorp Investments, Inc. is acting as co-dealer manager and co-solicitation agent, for the Exchange Offer and the Consent Solicitation. In such capacity, the Dealer Managers will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including soliciting tenders of Normal ITS pursuant to the Exchange Offer and the Consent Solicitation and communicating generally regarding the Exchange Offer and the Consent Solicitation with banks, brokers, custodians, nominees and other persons, including holders of Normal ITS. We will pay the Dealer Managers reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Managers and their respective affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

At any given time, the Dealer Managers may trade in the Normal ITS or other of our securities for their own account or for the accounts of customers, and accordingly, may hold a long or a short position in the Normal ITS or such other securities. To the extent that the Dealer Managers or their respective affiliates own Normal ITS during the Exchange Offers and the Consent Solicitation, they may tender such Normal ITS pursuant to the terms of the Exchange Offer or alternatively deliver Consents with respect to such Normal ITS pursuant to the terms of the Consent Solicitation.

The Dealer Managers have provided in the past and/or is currently providing other investment and commercial banking and financial advisory services to us. The Dealer Managers and their respective affiliates may in the future provide various investment and commercial banking and other services to us for which they would receive customary compensation.

Conflicts of Interest

Because U.S. Bancorp Investments, Inc. is our affiliate, the Exchange Offer is being conducted in compliance with the NASD Rule 2720, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa3 or better by Moody’s rating service or BBB- or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA.

Brokerage Commissions

Holders that tender their Normal ITS to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its bank, broker, custodian or nominee, that holder may be required to pay that bank, broker, custodian or nominee brokerage fees or commissions.

Fees and Expenses

We will bear the expenses of soliciting tenders of Normal ITS and Consents with respect thereto. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission or telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of us, the trustees of the Trust, the Dealer Managers or the Information and Exchange Agent are making a recommendation as to whether you should exchange your Normal ITS in the Exchange Offer or Consent to the Proposed Amendments. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Normal ITS for purposes of negotiating the Exchange Offer and the Consent Solicitation or preparing a report concerning the fairness of the Exchange Offer and the Consent Solicitation. The value of the Depositary Shares issued in the Exchange Offer may not equal or exceed the value of the Normal ITS tendered. You must make your own independent decision regarding your participation in the Exchange Offer and the Consent Solicitation.

Certain Matters Relating to Non-U.S. Jurisdictions

Although we will mail this Prospectus and Consent Solicitation Statement to holders of the Normal ITS to the extent required by U.S. law, this Prospectus and Consent Solicitation Statement is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange securities in any jurisdiction in which such offer, sale, purchase or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Normal ITS in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Preferred Stock that may apply in their home countries. Neither we nor the Dealer Managers can provide any assurance about whether such limitations may exist. By signing or being deemed to sign the accompanying Letter of Transmittal and Consent or tendering your Normal ITS through ATOP, you are representing that if you are located outside the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located.

DESCRIPTION OF PREFERRED STOCK

The following section is a summary and does not describe every aspect of the Preferred Stock. In particular, we urge you to read our certificate of incorporation, as it describes the rights of holders of the Preferred Stock. We have filed our certificate of incorporation as an exhibit to the registration statement that we have filed with the SEC, of which this Prospectus and Consent Solicitation Statement forms a part. The specific terms of the Preferred Stock will be specified in an amended certificate of designations adopted by our board of directors and filed with the Secretary of State of Delaware prior to the settlement date. This amended certificate of designations will be filed by pre-effective amendment to the registration statement of which this Prospectus and Consent Solicitation Statement forms a part.

Authorized Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share (including the Preferred Stock represented by the Depositary Shares offered hereby). U.S. Bancorp has filed a certificate of designation designating the terms of the Preferred Stock with the Secretary of State of the State of Delaware. We will amend the existing terms of the Preferred Stock in connection with the Exchange Offer in order to provide holders with voting rights described below under “— Voting Rights” as well as to provide that dividends on the Preferred Stock will accrue at a rate of 7.189% per annum until the later of April 15, 2011 and the Stock Purchase Date, as described below under “— Dividends.” On March 27, 2006, we issued depositary shares representing an ownership interest in 40,000 shares of Series B Preferred Stock, and on March 17, 2008, we issued depositary shares representing an ownership interest in 20,000 shares of Series D Preferred Stock. The Series B Preferred Stock and Series D Preferred Stock have no stated maturity and are not subject to any sinking fund or other obligation for their repurchase or investment. Dividends, if declared, will accrue and be payable quarterly, in arrears, at a rate per annum equal to the greater of Three-Month LIBOR plus 0.60%, or 3.50% on the Series B Preferred Stock, and 7.875% per annum on the Series D Preferred Stock. Both series are redeemable at our option, subject to the prior approval of the Federal Reserve.

General

The depositary will be the sole holder of the Preferred Stock, as described below under the section entitled “Description of Depositary Shares,” and all references in this Prospectus and Consent Solicitation Statement to the holders of the Preferred Stock shall mean the depositary. However, the holders of Depositary Shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Preferred Stock, as described below under the section entitled “Description of Depositary Shares.” When issued, the Preferred Stock will be validly issued, fully paid, and non-assessable. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

The holders of Preferred Stock will be entitled to receive non-cumulative cash dividends when, as and if declared out of assets legally available for payment in respect of such Preferred Stock by our board of directors in its sole discretion. In the event we do not declare dividends or do not pay dividends in full on the Preferred Stock on any date on which dividends are due, then such unpaid dividends will not cumulate and will no longer accrue and be payable.

When issued, the Preferred Stock will have a fixed liquidation preference, or “Liquidation Preference,” of $100,000 per share, or up to $1,250,000,000 in the aggregate. On our liquidation, dissolution or winding up of affairs, holders of Preferred Stock will be entitled to receive such Liquidation Preference per share, together with an amount equal to all accrued and unpaid dividends for the then-current dividend period to the date of payment. The Preferred Stock is perpetual and will not be convertible into shares of our common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

We will issue Depositary Shares to tendering holders of Normal ITS in connection with the Exchange Offer. We may also issue Preferred Stock to the Trust on the Stock Purchase Date.

Rank

The Preferred Stock will rank senior to our common stock and to any other securities that we may issue in the future that are subordinate to the Preferred Stock. As of the date hereof, there are no shares of our authorized preferred stock that would rank senior to the Preferred Stock authorized, issued or outstanding. The Preferred Stock will rank on a parity with the Series B Preferred Stock and the Series D Preferred Stock. We may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution without the consent of the holders of the Preferred Stock. Each series of our authorized preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank prior or superior to common stock. All shares of each series of our authorized preferred stock will be of equal rank with each other. The Preferred Stock and any other series of preferred stock will rank equal or junior to, but not prior or superior to, any series of preferred stock.

With respect to the payment of dividends and amounts upon liquidation, the Preferred Stock will rank equally with any other class or series of our capital stock that ranks on a par with the Preferred Stock in the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding up, if any, or “Parity Stock,” and will rank senior to our common stock and any other class or series of our stock over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding up, or “Junior Stock.” In particular, during a Dividend Period, no dividend will be paid or declared and no distribution will be made on any Junior Stock, other than a dividend payable solely in Junior Stock, no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, unless full dividends for such Dividend Period on all outstanding shares of Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set aside.

For any Dividend Period in which dividends are not paid in full upon the Preferred Stock and other Parity Stock having the same restrictions on the declaration and payment of dividends as the Preferred Stock, all dividends declared for such Dividend Period with respect to the Preferred Stock and such other Parity Stock shall be declared on a pro rata basis.

Dividends

Dividends on shares of the Preferred Stock will not be mandatory. Holders of the Preferred Stock will be entitled to receive, if, when and as declared by our board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $100,000 per share of Preferred Stock. These dividends will be payable on the following dates, or “Dividend Payment Dates”: (1) from the settlement date of the Exchange Offer to the later of April 15, 2011 and the Stock Purchase Date, semi-annually in arrears on each April 15 and October 15 through the later of April 15, 2011 and (i) the Stock Purchase Date (if the Stock Purchase Date is also a Dividend Payment Date) or (ii) the Dividend Payment Date immediately preceding the Stock Purchase Date (if the Stock Purchase Date is not a Dividend Payment Date), and (2) from and including the later of April 15, 2011 and the Stock Purchase Date, quarterly in arrears on each January 15, April 15, July 15 or October 15 (or, in the case of this clause (2) if such day is not a business day, the next business day). If any portion of a declared semi-annual dividend payment has accrued but has not been paid as of the Stock Purchase Date, such accrued amount shall be paid on the Stock Purchase Date. We refer to the period from and including the date of issuance of the Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date as a “Dividend Period.” Dividends on each share of Preferred Stock will accrue on the liquidation preference of $100,000 per share (1) from the date of issuance to but not including the later of the Dividend Payment Date in April 2011 and the Stock Purchase Date at a

rate per annum equal to 7.189% and (2) thereafter for each related Dividend Period at a rate per annum equal to the greater of (i) Three-Month LIBOR plus 1.02% or (ii) 3.50%. In the case that any date on which dividends are payable on the Preferred Stock is not a business day, then payment of the dividend payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay. The record date for payment of dividends on the Preferred Stock will be the last day of the immediately preceding calendar month during which the Dividend Payment Date falls. The amount of dividends payable for any Dividend Period prior to the later of April 15, 2011 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months and dividends for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.

“Three-Month LIBOR” means, with respect to any Dividend Period beginning on or after the later of April 15, 2011 and the Stock Purchase Date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the second London Banking Day preceding the first day of that Dividend Period. If the rate described above does not appear on Reuters Screen LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by us, at approximately 11:00 a.m., London time, on the second London Banking Day preceding the first day of that Dividend Period. U.S. Bank National Association, as Calculation Agent for the Preferred Stock, will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York, New York, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if the banks selected by the Calculation Agent to provide quotations are not quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the Preferred Stock been outstanding. The calculation agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be on file at our principal offices, will be made available to any holder of Preferred Stock upon request and will be final and binding in the absence of manifest error.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

The right of holders of the Preferred Stock to receive dividends is non-cumulative. If our board of directors does not declare a dividend on the Preferred Stock or declares less than a full dividend in respect of any Dividend Period, the holders of the Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for that Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Preferred Stock, Parity Stock, Junior Stock or any other class or series of our authorized preferred stock.

When dividends are not paid in full upon the Preferred Stock and any other Parity Stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current Dividend Period per share on the Preferred Stock, and accrued dividends, including any accumulations on such Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on the Preferred Stock that may be in arrears. If we determine not to pay any dividend or a full dividend, we will provide prior written notice to the property trustee, who will notify holders of Normal ITS and Stripped ITS, if then outstanding, and the administrative trustees.

We have agreed not to make any payment of principal of or interest on, repay or redeem any debt securities ranking pari passu or junior to the junior subordinated debentures issued under various indentures if, at that time, there is a default under the applicable indenture or we have delayed interest payments thereon. Currently, there is approximately $4.6 billion aggregate principal amount of junior subordinated debentures outstanding under these indentures.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.

Redemption

We may not redeem the Preferred Stock prior to the later of April 15, 2011 and the Stock Purchase Date. Thereafter, so long as full dividends on all outstanding shares of the Preferred Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, and subject to receipt of the regulatory approvals discussed below, we, at the option of our board of directors, may redeem the Preferred Stock in whole or in part at any time. Any such redemption shall be at the redemption price of $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then current Dividend Period to the redemption date. If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the Preferred Stock to be redeemed will be selected either pro rata from the holders of record of the Preferred Stock in proportion to the number of shares of Preferred Stock held by such holders or by lot or in such other manner as our board of directors may determine to be fair and equitable.

Subject to this section and to receipt of the regulatory approvals discussed below, our board of directors will have the full power and authority to prescribe the terms and conditions upon which Preferred Stock will be redeemed from time to time. We will mail notice of every redemption of Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Preferred Stock to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Preferred Stock is held in book-entry form through DTC, we may give such notice in any manner permitted by DTC. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of the Preferred Stock designated for redemption will not affect the redemption of any other Preferred Stock. If we redeem the Preferred Stock, the depositary, as holder of the Preferred Stock, will redeem the corresponding Depositary Shares.

Each notice shall state:

•	the redemption date;

•	the number of shares of Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where the Preferred Stock are to be redeemed; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

All shares of Preferred Stock we redeem, purchase or acquire shall be cancelled and restored to the status of authorized but unissued shares of our authorized preferred stock, undesignated as to series.

Redemption or Repurchase Subject to Restrictions

Our right to redeem the Preferred Stock once issued is subject to two important limitations.

First, under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. Moreover, we have agreed with the Federal Reserve that, unless it authorizes us to do otherwise in writing, we will redeem the Preferred Stock only if it is replaced with other tier 1 capital that is not a restricted core capital element — for example, common stock or another series of non-cumulative perpetual preferred stock.

Second, at or prior to the initial issuance of the Preferred Stock, we will enter into a replacement capital covenant (the “Replacement Capital Covenant”) relating to the shares of Preferred Stock we will issue in the Exchange Offer. The Replacement Capital Covenant will limit our ability to redeem the Preferred Stock prior to the termination date of the Replacement Capital Covenant. See below under the section entitled “Certain Terms of the Replacement Capital Covenant” for a discussion of these limitations.

Subject to the limitations described above and the terms of any preferred stock ranking senior to the Preferred Stock or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding shares of Preferred Stock by tender, in the open market or by private agreement.

Rights Upon Liquidation, Dissolution or Winding Up

In the event of our liquidation, dissolution or winding up, the holders of the Preferred Stock at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $100,000 per share, plus any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution is made to holders of our common stock or any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Preferred Stock upon liquidation and the rights of our depositors and other creditors. If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and all stock ranking equal to the Preferred Stock, then the holders of each series of Preferred Stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. After the full amount of the Liquidation Preference is paid, the holders of Preferred Stock will not be entitled to any further participation in any distribution of our assets.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up.

We have agreed not to make a liquidation payment relating to any of our capital stock, including the Preferred Stock, if, at that time, there are one or more defaults under various indentures or related guarantees from us or we have delayed interest payments on the junior subordinated debentures issued thereunder. Currently, there is approximately $4.6 billion aggregate principal amount of junior subordinated debentures outstanding under these indentures.

Voting

Except as provided below, the holders of the Preferred Stock will have no voting rights. We will amend the existing terms of the Preferred Stock in connection with the Exchange Offer in order to provide holders with the voting rights set forth below. The granting of these additional voting rights are intended to facilitate the listing of the Depositary Shares on the New York Stock Exchange.

Whenever dividends on any shares of the Preferred Stock or any other class or series of Parity Stock shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of the Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote as a single class for the election of a total of two additional members of our board of directors (the “Preferred Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Preferred Stock, a special meeting of the holders of Preferred Stock and any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Preferred Stock and any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on the Preferred Stock and any other class or series of Parity Stock, the holders of the Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Preferred Stock (together with holders of any and all other class of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

If the holders of Preferred Stock become entitled to vote for the election of directors, the Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of the Preferred Stock may become subject to regulations under the Bank Holding Company Act and/or certain acquisitions of the Preferred Stock may be subject to prior approval by the Federal Reserve.

So long as any shares of Preferred Stock remain outstanding:

•	the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Preferred Stock and all other Parity Stock at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; and

•	the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of our Restated Certificate of Incorporation, as amended, or the Certificate of Designations of the Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock and/or Junior Stock will not be deemed to adversely affect the powers, preferences, privileges or rights of the Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Preferred Stock to effect such redemption.

Form

The Preferred Stock will be issued only in fully registered form. No fractional shares will be issued unless (i) the number of Depositary Shares issued in the Exchange Offer is not an integral multiple of 100 or (ii) the Trust is dissolved and we deliver the shares of Preferred Stock, rather than depositary receipts representing those shares, to the registered holders of the Normal ITS. If the Trust is dissolved after the Stock Purchase Date and depositary receipts or shares of Preferred Stock are distributed to the holders of Normal ITS, we would intend to distribute them in book-entry form only.

Title

We, the transfer agent and registrar for the Preferred Stock, and any of their agents may treat the registered owners of the Preferred Stock, which shall be the depositary and, following the Stock Purchase Date, the property trustee, unless and until the Deposit Agreement is terminated or Trust is dissolved, as the case may be, as the absolute owner of that stock, whether or not any payment for the Preferred Stock shall be overdue and despite any notice to the contrary, for any purpose.

Transfer Agent and Registrar

If either (1) the Deposit Agreement is terminated and shares of Preferred Stock are distributed to holders of Depositary Shares or (2) the Trust is dissolved after the Stock Purchase Date and the shares of Preferred Stock or depositary receipts representing Preferred Stock are distributed to holders of Normal ITS, we may appoint a transfer agent, registrar and dividend disbursement agent for the Preferred Stock. The registrar for the Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to vote on any matter.

DESCRIPTION OF DEPOSITARY SHARES

The following section is a summary and does not describe every aspect of our Depositary Shares. Because this is a summary it does not contain all of the details found in the full text of the Deposit Agreement, the Depositary Shares and the depositary receipts. We urge you to read our form of Deposit Agreement, the form of Depositary Shares and the form of depositary receipts relating to the Preferred Stock. The Deposit Agreement, including the form of Depositary Shares and depositary receipts, will be filed by pre-effective amendment to the registration statement of which this Prospectus and Consent Solicitation Statement forms a part. See above under the section entitled “Where You Can Find More Information” for information on how to obtain a copy of the Deposit Agreement.

General

For each Normal ITS that we accept for exchange in the Exchange Offer, we will deliver one Depositary Share, each having a liquidation amount of $1,000. We will provide for the issuance by a depositary to the public of depositary receipts evidencing Depositary Shares.

We will deposit the shares of Preferred Stock under a separate deposit agreement between us and U.S. Bank National Association as depositary, or a successor depositary, having its principal office in the United States, and having a combined capital and surplus of at least $50 million.

In this Prospectus and Consent Solicitation Statement, references to “holders” of Depositary Shares mean those who own Depositary Shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in Depositary Shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described below under the section entitled “Book-Entry Issuance.”

The Depositary Shares will represent fractional interests in shares of Preferred Stock. Each Depositary Share will represent a 1/100th ownership interest in a share of our Preferred Stock. The shares of Preferred Stock represented by Depositary Shares will be deposited under a deposit agreement among us, U.S. Bank National Association, as depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the Depositary Shares to holders who have validly tendered their Normal ITS in the Exchange Offer to the extent that we have accepted such tendered Normal ITS for exchange.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to the underlying Preferred Stock in proportion to the number of Depositary Shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Depositary Shares in proportion to the number of Depositary Shares they hold.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The depositary will mail notice of redemption between 30 and 60 days before the date fixed for redemption to the record holders of the Depositary Shares to be redeemed at the address appearing in the depositary’s records. The redemption price per Depositary Share will be equal to 1/100th of the redemption price per share payable with respect to the Preferred Stock (or $1,000 per Depositary Share), plus distributions representing the applicable portion of dividends on the Preferred Stock that have been declared but not paid plus distributions representing the applicable portion of accrued and unpaid dividends on the Preferred Stock for the then current Dividend Period to the redemption date. Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected by the depositary pro rata or in such other manner determined by the depositary to be equitable. In any such case, we will redeem Depositary Shares only in increments of 100 shares and any integral multiple thereof.

From and after the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of Depositary Shares will cease, except the right to receive money or property that the holders of the Depositary Shares were entitled to receive on redemption.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to the Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Preferred Stock, it will vote all Depositary Shares of that series held by it proportionately with instructions received.

Listing; Trading Market May Not Develop

We intend to apply to list the Depositary Shares on the New York Stock Exchange. If the application is approved, we expect trading to begin within 30 days of the initial delivery of the Depositary Shares. We do not expect that there will be any separate public trading market for the shares of the Preferred Stock except as represented by the Depositary Shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the Depositary Shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless approved by the record holders of at least a majority of the Depositary Shares then outstanding. The deposit agreement may be terminated by either the depositary or us only if:

•	all outstanding Depositary Shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the Preferred Stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the Depositary Shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will be effective when a successor depositary is appointed, and when the successor accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of Depositary Shares all reports and communications that it receives from us, and that we are required to furnish to holders of the Preferred Stock.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and that of the depositary under the deposit agreement will be limited to performance in good faith of the duties described in the deposit agreement. Neither the depositary nor us will be obligated to prosecute or defend any legal proceeding connected with any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished to the depositary and us. The depositary and we may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Form of Preferred Stock and Depositary Shares

The Depositary Shares shall be issued in book-entry form through DTC, as described below under the section entitled “Book-Entry Issuance.” The Preferred Stock will be issued in registered form to the depositary.

COMPARISON OF RIGHTS BETWEEN THE NORMAL ITS AND THE DEPOSITARY SHARES

The following briefly summarizes the material differences between the rights of holders of the Normal ITS as currently in effect and of holders of the Depositary Shares to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our certificate of incorporation, the Trust Agreement, the Statutory Trust Act of the State of Delaware, the Trust Indenture Act of 1939, as amended, our amended and restated Bylaws (“Bylaws”), applicable Delaware law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the Normal ITS and the Depositary Shares.

Dividends and Distributions

Normal ITS:

General.  Subject to the deferral provisions described below, through the later of April 15, 2011 and the Stock Purchase Date, holders of Normal ITS are entitled to receive cash distributions semi-annually at the rate of 6.189% per annum of the liquidation amount. After the Stock Purchase Date, holders of Normal ITS will be entitled to receive distributions corresponding to the dividends on the Preferred Stock held by the Trust. Non-cumulative dividends on each share of Preferred Stock, if declared, will accrue on the liquidation preference of $100,000 per share (1) to but not including the later of the Dividend Payment Date in April 2011 and the Stock Purchase Date at a rate per annum equal to 6.189% and (2) thereafter at a rate per annum equal to the greater of (i) Three-Month LIBOR plus 1.02% and (ii) 3.50%.

Deferral of Distributions.  Until the Stock Purchase Date, the funds available to the Trust for distributions on the Normal ITS are limited to payments received from us on the Underlying Notes held by the Trust and contract payments that we pay on the stock purchase contracts. We may defer interest payments on the Underlying Notes for up to ten years, provided no deferral period will extend beyond the final repayment date or the earlier redemption of the Underlying Notes. We may also elect, or be required by the Federal Reserve, to defer contract payments on the stock purchase contracts. If we defer interest payments on the Underlying Notes or the contract payments on the stock purchase contracts, distributions on the Normal ITS will also be deferred. Interest payments on the Underlying Notes and contract payments on the stock purchase contracts continue to accrue during deferral periods and, as a result, distributions on the Normal ITS continue to accrue. During a deferral period, we cannot pay any dividends or make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock, including the Preferred Stock, or make an interest, principal or premium payment on or repurchase of any of our debt securities that rank equal with or junior to the Underlying Notes, subject to certain exceptions. After the Stock Purchase Date, the funds available to the Trust for distributions will be limited to dividends received from us on the Preferred Stock held by the Trust which dividends may not be deferred.

Depositary Shares:

General.  Non-cumulative dividends, if declared, on each share of Preferred Stock that are held by the depositary will accrue on the liquidation preference of $100,000 per share (1) from the settlement date for the Exchange Offer to, but not including, the later of the dividend payment date in April 2011 and the Stock Purchase Date at a rate per annum equal to 7.189%, and (2) thereafter for each related Dividend Period at a rate per annum equal to the greater of (i) Three-Month LIBOR plus 1.02% and (ii) 3.50%. Holders of Depositary Shares generally will be entitled to receive dividends directly from us rather than as distributions from the Trust at the same rates per annum as any shares of the Preferred Stock that may be purchased by the Trust from us under the stock purchase contracts on the Stock Purchase Date.

Deferral of Dividends.  None. However, holders of the Preferred Stock will only be entitled to receive non-cumulative cash dividends when, as and if declared out of assets legally available for payment in respect of such Preferred Stock by our board of directors in its sole discretion. In the event we do not declare dividends or do not pay dividends in full on the Preferred Stock on any date on which dividends are due, then such unpaid dividends will not cumulate and will no longer accrue and be payable.

Ranking; Rights upon Liquidation, Dissolution or Winding Up

Normal ITS:  Until the later of April 15, 2011 and the Stock Purchase Date, the Normal ITS (by virtue of the Underlying Notes) will rank, with respect to rights upon our liquidation, dissolution or winding up:

•	senior in right of payment to our capital stock, including the Preferred Stock and our common stock,

•	equal in right of payment to trade account payables and accrued liabilities arising in the ordinary course of our business and to certain other indebtedness that are by its terms made pari passu with the Underlying Notes forming part of the Normal ITS, and

•	junior in right of payment to our existing and future senior and subordinated indebtedness, the junior subordinated debt securities underlying our outstanding traditional trust preferred securities that are equal in right of payment with each other,

From and after the later of April 15, 2011 and the Stock Purchase Date, the Normal ITS will rank, with respect to rights upon our liquidation, dissolution or winding up:

•	senior in right of payment to our common stock and to any other securities that we may issue in the future that are subordinate to the Preferred Stock,

•	equal in right of payment to our other series of outstanding preferred stock that is not by its terms subordinated to the Preferred Stock (such parity preferred stock includes our Series B Preferred Stock and Series D Preferred Stock), and

•	junior in right of payment to our existing and future senior and subordinated indebtedness and other liabilities,

The liquidation amount of the Normal ITS is $1,000 per Normal ITS, plus any accrued and unpaid distributions on such security.

Depositary Shares:  The Depositary Shares will rank equally to the shares of Preferred Stock that will be issued to the Trust upon the Stock Purchase Date. Specifically, the Depositary Shares will rank, with respect to rights upon our liquidation, dissolution or winding up:

•	senior in right of payment to our common stock and to any other securities that we may issue in the future that are subordinate to the Preferred Stock,

•	equal in right of payment to our other series of outstanding preferred stock that is not by its terms subordinated to the Preferred Stock (such parity preferred stock includes our Series B Preferred Stock and Series D Preferred Stock), and

•	junior in right of payment to our existing and future senior and subordinated indebtedness and other liabilities.

As of the date hereof, there are no shares of our authorized preferred stock that would rank senior to the Depositary Shares or Preferred Stock authorized, issued or outstanding. Each Depositary Share has a liquidation amount of $1,000, plus any accrued and unpaid distributions on such security.

Conversion Rights

Normal ITS:  The Normal ITS are not convertible into any of our other securities.

Depositary Shares:  Neither the Preferred Stock or the Depositary Shares are convertible into any of our other securities.

Voting Rights

Normal ITS:  Generally, holders of the Normal ITS do not have any voting rights with respect to U.S. Bancorp, but do have the right to vote on modifications to certain documents governing the Normal ITS, including the Indenture. After the Stock Purchase Date, the holders of Normal ITS through the Trustee will have the same voting rights with respect to the Preferred Stock as will the holders of Depositary Shares.

Depositary Shares:  Holders of our Depositary Shares will be entitled to the voting rights described above under the section “Description of Depositary Shares — Voting the Preferred Stock.” Such voting rights include the right of holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Preferred Stock with similar voting rights, to vote for the election of two additional directors to our board, subject to the terms and to the limited extent described under “Description of Preferred Stock — Voting,” if dividends on any shares of the Preferred Stock or any other class or series of preferred stock that ranks on parity with the Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods. See “Description of Preferred Stock — Voting.”

Redemption

Normal ITS:  We may redeem the Underlying Notes at any time, on or after April 15, 2015, in whole or in part, at 100% of the principal amount thereof plus accrued and unpaid interest. We may redeem any Preferred Stock held by the Trust at any time after the later of April 15, 2011 and the Stock Purchase Date at a redemption price of $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then-current Dividend Period to the redemption date.

The Trust will redeem the Normal ITS and the Trust’s common securities on the dates and to the extent we redeem the Underlying Notes or the Preferred Stock. The redemption price for the Normal ITS will be the total liquidation amount of $1,000 per Normal ITS plus accumulated and unpaid distributions to the redemption date If the Trust redeems less than all the outstanding Normal ITS and common securities, then the Trust will redeem each on a pro rata basis.

The Normal ITS are not redeemable at the option of the holders.

Depositary Shares:  We may redeem the Preferred Stock issued in connection with the Exchange Offer at any time after the later of April 15, 2011 and the Stock Purchase Date at a redemption price of $100,000 per share plus dividends that have been declared but not paid plus accrued and unpaid dividends for the then-current current Dividend Period to the redemption date.

The depositary will redeem the number of Depositary Shares representing shares of Preferred Stock so redeemed, on the dates and to the extent we redeem the Preferred Stock. The redemption price for the Depositary Shares will be the total liquidation amount of $1,000 per Depositary Share plus accumulated and unpaid distributions to the redemption date. If the depositary redeems less than all the outstanding underlying shares of Preferred Stock, then the Depositary will redeem each on a pro rata basis.

The Depositary Shares and the Preferred Stock will not be redeemable at the option of the holders.

Listing

Normal ITS:  The Normal ITS are listed for trading on the New York Stock Exchange under the symbol “USBTP.”

Depositary Shares:  We intend to apply for listing of the Depositary Shares on the New York Stock Exchange. If approved for listing, we expect trading of the Depositary Shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the Depositary Shares.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the full document, a form of which is available from us upon request.

In the Replacement Capital Covenant, we will covenant to redeem or repurchase shares of Preferred Stock prior to the termination date of the Replacement Capital Covenant only if and to the extent that (1) we have obtained the prior approval of the Federal Reserve if such approval is then required by the Federal Reserve, and (2) the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of:

•	133.33% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of common stock and rights to acquire our common stock; plus

•	100% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant, which means generally that such other securities have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Preferred Stock at that time.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed repurchase or the date on which notice of redemption is given will depend on, among other things, market conditions at such times as well as the acceptability to prospective investors of the terms of such qualifying securities.

Our covenants in the Replacement Capital Covenant run in favor of persons that buy, hold or sell our indebtedness during the period that such indebtedness is “Covered Debt,” which is currently comprised of our 5.875% junior subordinated debentures due 2035, underlying the 5.875% trust preferred securities of USB Capital VII (CUSIP No. 903301208). Other debt will replace our Covered Debt under the Replacement Capital Covenant on the earlier to occur of (1) the date two years prior to the maturity of the existing Covered Debt, (2) the date of a redemption or repurchase of the existing Covered Debt in an amount such that the outstanding principal amount of the existing Covered Debt is or will become less than $100 million, after giving effect to such redemption or repurchase, or (3) if the existing Covered Debt is not eligible subordinated debt as defined in the Replacement Capital Covenant, the date on which we or U.S. Bank National Association issues long-term indebtedness for money borrowed that is eligible subordinated debt.

Subject to the limitations described above and the terms of any preferred stock ranking senior to the Preferred Stock or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding shares of Preferred Stock by tender, in the open market or by private agreement.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the Depositary Shares issued in the Exchange Offer. We will issue the Depositary Shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the Depositary Shares representing, in the aggregate, the total number of the Depositary Shares to be issued in the Exchange Offer.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Dealer Managers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. The rules applicable to DTC and its Participants are on file with the SEC.

Purchases of Depositary Shares within the DTC system must be made by or through Direct Participants, who will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the Direct and Indirect Participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial owners purchased Depositary Shares. Transfers of ownership interests in the Depositary Shares are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Depositary Shares, unless the book-entry system for the Depositary Shares is discontinued.

DTC has no knowledge of the actual beneficial owners of the Depositary Shares. DTC’s records reflect only the identity of the Direct Participants to whose accounts the Depositary Shares are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners and the voting rights of Direct Participants, Indirect Participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the Depositary Shares. If less than all of these Depositary Shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Although voting on the Depositary Shares is limited to the holders of record of the Depositary Shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on Depositary Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the Depositary Shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the Depositary Shares to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from Participants to beneficial owners.

MANAGEMENT

Executive Officers and Directors

Listed below are our executive officers and directors followed by a brief summary of the professional experience of each executive officer and director. None of the executive officers or directors listed below have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the persons specified below is a citizen of the United States.

Name	Position

Richard K. Davis	Chairman, President and Chief Executive Officer
Jennie P. Carlson	Executive Vice President, Human Resources
Andrew Cecere	Vice Chairman and Chief Financial Officer
William L. Chenevich	Vice Chairman, Technology and Operations Services
Richard C. Hartnack	Vice Chairman, Consumer Banking
Richard J. Hidy	Executive Vice President and Chief Risk Officer
Joseph C. Hoesley	Vice Chairman, Commercial Real Estate
Pamela A. Joseph	Vice Chairman, Payment Services
Howell D. McCullough, III	Executive Vice President and Chief Strategy Officer
Lee R. Mitau	Executive Vice President and General Counsel
Joseph M. Otting	Vice Chairman, Commercial Banking
P.W. Parker	Executive Vice President and Chief Credit Officer
Richard B. Payne, Jr.	Vice Chairman, Corporate Banking
Diane L. Thormodsgard	Vice Chairman, Wealth Management & Securities Services
Douglas M. Baker, Jr.	Director
Y. Marc Belton	Director
Victoria Buyniski Gluckman	Director
Arthur D. Collins, Jr.	Director
Joel W. Johnson	Director
Olivia F. Kirtley	Director
Jerry W. Levin	Director
David B. O’Maley	Director
O’Dell M. Owens, M.D., M.P.H.	Director
Richard G. Reiten	Director
Craig D. Schnuck	Director
Patrick T. Stokes	Director

Richard K. Davis

Mr. Davis is Chairman, President and Chief Executive Officer of U.S. Bancorp. Mr. Davis, 52, has served as Chairman of U.S. Bancorp since December 2007, Chief Executive Officer since December 2006 and President since October 2004. He also served as Chief Operating Officer from October 2004 until December 2006. From the time of the merger of Firstar Corporation and U.S. Bancorp in February 2001 until October 2004, Mr. Davis served as Vice Chairman of U.S. Bancorp. From the time of the merger, Mr. Davis was responsible for Consumer Banking, including Retail Payment Solutions (card services), and he assumed additional responsibility for Commercial Banking in 2003. Mr. Davis has held management positions with the Company since joining Star Banc Corporation, one of its predecessors, in 1993 as Executive Vice President.

Jennie P. Carlson

Ms. Carlson is Executive Vice President of U.S. Bancorp. Ms. Carlson, 49, has served as Executive Vice President, Human Resources since January 2002. Until that time, she served as Executive Vice President, Deputy General Counsel and Corporate Secretary of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. From 1995 until the merger, she was General Counsel and Secretary of Firstar Corporation and Star Banc Corporation.

Andrew Cecere

Mr. Cecere is Vice Chairman and Chief Financial Officer of U.S. Bancorp. Mr. Cecere, 49, has served as Chief Financial Officer of U.S. Bancorp since February 2007, and Vice Chairman since the merger of Firstar Corporation and U.S. Bancorp in February 2001. From February 2001 until February 2007 he was responsible for Wealth Management & Securities Services. Previously, he had served as an executive officer of the former U.S. Bancorp, including as Chief Financial Officer from May 2000 through February 2001.

William L. Chenevich

Mr. Chenevich is Vice Chairman of U.S. Bancorp. Mr. Chenevich, 66, has served as Vice Chairman of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001, when he assumed responsibility for Technology and Operations Services. Previously, he served as Vice Chairman of Technology and Operations Services of Firstar Corporation from 1999 to 2001.

Richard C. Hartnack

Mr. Hartnack is Vice Chairman of U.S. Bancorp. Mr. Hartnack, 64, has served in this position since April 2005, when he joined U.S. Bancorp to assume responsibility for Consumer Banking. Prior to joining U.S. Bancorp, he served as Vice Chairman of Union Bank of California from 1991 to 2005 with responsibility for Community Banking and Investment Services.

Richard J. Hidy

Mr. Hidy is Executive Vice President and Chief Risk Officer of U.S. Bancorp. Mr. Hidy, 47, has served in these positions since 2005. From 2003 until 2005, he served as Senior Vice President and Deputy General Counsel of U.S. Bancorp, having served as Senior Vice President and Associate General Counsel of U.S. Bancorp and Firstar Corporation since 1999.

Joseph C. Hoesley

Mr. Hoesley is Vice Chairman of U.S. Bancorp. Mr. Hoesley, 55, has served as Vice Chairman of U.S. Bancorp since June 2006. From June 2002 until June 2006, he served as Executive Vice President and National Group Head of Commercial Real Estate at U.S. Bancorp, having previously served as Senior Vice President and Group Head of Commercial Real Estate at U.S. Bancorp since joining U.S. Bancorp in 1992.

Pamela A. Joseph

Ms. Joseph is Vice Chairman of U.S. Bancorp. Ms. Joseph, 51, has served as Vice Chairman of U.S. Bancorp since December 2004. Since November 2004, she has been Chairman and Chief Executive Officer of Elavon Inc., a wholly owned subsidiary of U.S. Bancorp. Prior to that time, she had been President and Chief Operating Officer of Elavon Inc. since February 2000.

Howell D. McCullough III

Mr. McCullough is Executive Vice President and Chief Strategy Officer of U.S. Bancorp and Head of U.S. Bancorp’s Enterprise Revenue Office. Mr. McCullough, 53, has served in these positions since September 2007. From July 2005 until September 2007, he served as Director of Strategy and Acquisitions of the Payment Services business of U.S. Bancorp. He also served as Chief Financial Officer of the Payment Services business from October 2006 until September 2007. From March 2001 until July 2005, he served as Senior Vice President and Director of Investor Relations at U.S. Bancorp.

Lee R. Mitau

Mr. Mitau is Executive Vice President and General Counsel of U.S. Bancorp. Mr. Mitau, 61, has served in these positions since 1995. Mr. Mitau also serves as Corporate Secretary. Prior to 1995 he was a partner at the law firm of Dorsey & Whitney LLP.

Joseph M. Otting

Mr. Otting is Vice Chairman of U.S. Bancorp. Mr. Otting, 52, has served in this position since April 2005, when he assumed responsibility for Commercial Banking. Previously, he served as Executive Vice President, East Commercial Banking Group of U.S. Bancorp from June 2003 to April 2005. He served as Market President of U.S. Bank in Oregon from December 2001 until June 2003.

P.W. Parker

Mr. Parker is Executive Vice President and Chief Credit Officer of U.S. Bancorp. Mr. Parker, 53, has served in this position since October 2007. From March 2005 until October 2007, he served as Executive Vice President of Credit Portfolio Management of U.S. Bancorp, having served as Senior Vice President of Credit Portfolio Management of U.S. Bancorp since January 2002.

Richard B. Payne, Jr.

Mr. Payne is Vice Chairman of U.S. Bancorp. Mr. Payne, 62, has served in this position since July 2006, when he joined U.S. Bancorp to assume responsibility for Corporate Banking. Prior to joining U.S. Bancorp, he served as Executive Vice President for National City Corporation in Cleveland, with responsibility for Capital Markets, from 2001 to 2006.

Diane L. Thormodsgard

Ms. Thormodsgard is Vice Chairman of U.S. Bancorp. Ms. Thormodsgard, 59, has served as Vice Chairman of U.S. Bancorp since April 2007, when she assumed responsibility for Wealth Management & Securities Services. From 1999 until April 2007, she served as President of Corporate Trust and Institutional Trust & Custody services of U.S. Bancorp, having previously served as Chief Administrative Officer of Corporate Trust at U.S. Bancorp from 1995 to 1999.

Douglas M. Baker, Jr.

Age 51, director since January 2008. Mr. Baker is the Chairman, President and Chief Executive Officer of Ecolab Inc., a provider of cleaning, sanitizing, food safety and infection control products and services. He has served as Chairman of the Board since May 2006 and Chief Executive Officer since July 2004. He joined Ecolab in 1989 and held various leadership positions within the company before being named President and Chief Operating Officer in August 2002. Mr. Baker provides the valuable perspective gained from leading a company through the current economic and corporate governance environment as the CEO of Ecolab, an S&P 500 industrial company with global operations. (Minneapolis, Minnesota).

Y. Marc Belton

Age 51, director since March 2009. Mr. Belton is Executive Vice President, Worldwide Health, Brand and New Business Development of General Mills, Inc., an S&P 500 manufacturer and marketer of consumer food products. He has held this position since 2005. He joined General Mills in 1983 and has held various leadership positions within the company before being named Senior Vice President of Yoplait USA, General Mills Canada Corporation and New Business Development in 2002. As a current executive officer with overall responsibility for the global marketing function of General Mills, Mr. Belton brings to our Board of Directors expertise in the retail industry, an important area for a major consumer bank such as U.S. Bank. Mr. Belton is a member of the Executive Leadership Council in Washington D.C., the nation’s premier leadership organization comprised of the most senior African-American corporate executives in Fortune 500 companies, where he participates in current discussions of leadership, management and business issues across many industries. Mr. Belton brings to our Board many years of outstanding work in the field of brand management and business development. Mr. Belton also served as a director of Navistar International Corporation from 1999 to 2009, where he served on its Compensation, Finance and Audit Committees. (Minneapolis, Minnesota).

Victoria Buyniski Gluckman

Age 58, director since 1990. Ms. Buyniski Gluckman is retired Chairman and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits. She served as Chief Executive Officer since founding United Medical Resources in 1983 until April 2008 and as Chairman from 1983 until the acquisition of United Medical Resources by UnitedHealth Group in December 2005. Commencing with that transaction and until April 2008, Ms. Buyniski Gluckman assumed the additional duties of Chief Executive Officer of Midwest Security Administrators, another third-party administrator of employer healthcare benefits that is also a subsidiary of UnitedHealth Group. Ms. Buyniski Gluckman brings an entrepreneurial perspective to our Board, having founded her own successful company based on a concept she developed while working in the public healthcare field. Her company grew on the basis of excellent customer service, which is also a cornerstone of U.S. Bancorp’s brand and strategy. Ms. Buyniski Gluckman has also served as a director of Ohio National Financial Services, Inc. since 1993, where she has served on its Audit and Investment Committees. Her directorship at Ohio National gives her additional experience in the business and management of a large, complex financial services company. (Cincinnati, Ohio).

Arthur D. Collins, Jr.

Age 62, director since 1996. Mr. Collins is retired Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company, and, like U.S. Bancorp, an S&P 100 company. Mr. Collins served as Chairman of Medtronic from 2002 until August 2008 and Chief Executive Officer from 2002 until August 2007. Mr. Collins also served as Chief Operating Officer of Medtronic from 1994 to 1996 and President and Chief Operating Officer from 1996 to 2002. Since April 2009, Mr. Collins has acted as a senior advisor for Oak Hill Partners, which manages a private equity portfolio of over $8 billion of private equity capital, and over $20 billion of investment capital. This experience gives him a broad perspective on a variety of business and financial issues that are useful in his service on our Board. Mr. Collins has also served as a director of Cargill, Incorporated since 2000, where he has served as its Human Resources Committee Chair and on its Governance, Audit and Executive Committees, and of The Boeing Company, an S&P 100 company, since 2007, where he has served as its Finance Committee Chair and on its Audit Committee, and of Alcoa Inc., an S&P 100 company, since April 2010. Cargill has a number of significant business segments in the financial services sector, and his experience on that Board provides an opportunity to gain perspective in an industry directly applicable to U.S. Bancorp’s business. (Chicago, Illinois).

Joel W. Johnson

Age 66, director since 1999. Mr. Johnson is the retired Chairman and Chief Executive Officer of Hormel Foods Corporation, a meat and food processing company, and he is Vice Chairman of the Hormel Foundation. Mr. Johnson served as Chairman of Hormel from 1995 through October 2006 and Chief Executive Officer from 1993 through December 2005. He served as President from 1992 until May 2004. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing. Mr. Johnson provides valuable perspective as the former Chairman and CEO of a multinational S&P 500 consumer products company. Mr. Johnson has also served as a director of two other S&P 500 companies, Ecolab Corporation since 1996, where he has served as its Audit Committee Chair and on its Governance Committee, and Meredith Corporation since 1994, where he has served as its Finance Committee Chair and on its Nominating/Governance Committee. (Scottsdale, Arizona).

Olivia F. Kirtley

Age 59, director since 2006. Ms. Kirtley, a certified public accountant, is a business consultant on strategic and corporate governance issues. She has served in this capacity during the past five years. Ms. Kirtley brings extensive experience, expertise and insight to our Board in the areas of audit and corporate governance. In addition to her expertise in audit and tax issues developed in part as a senior manager at Ernst & Whinney (predecessor to Ernst & Young LLP), Ms. Kirtley also brings corporate management experience from her tenure at Vermont American Corporation, including the positions of Treasurer, Vice President and Chief Financial Officer at that company. Her excellence in her field has been recognized in her past service as Chair of the American Institute of Certified Public Accountants, Chair of the AICPA Board of Examiners, and as a current U.S. member of the Board of the International Federation of Accountants (IFAC), which establishes international auditing, ethics, and education standards for the global accounting profession. In addition, she brings to our Board and Governance Committee a deep understanding of a wide range of current governance issues gained by her work as a corporate governance consultant and a faculty member of The Conference Board Directors’ Institute. Ms. Kirtley is also focused on current governance and business issues as a director of Papa Johns International, Inc. since 2003, where she has served as its Audit Committee Chair and on its Compensation Committee, and ResCare, Inc. since 1998, where she has served as its Audit Committee Chair. Ms. Kirtley also served as a director of Alderwoods Group, Inc. from 2002 until its merger with Service Corporation International in 2006, where she served as its Audit Committee Chair, and as a director of Lancer Corporation from 1999 until it was acquired by Hoshizaki Electric Co., Ltd. In 2006, where she served as its Audit Committee Chair and on its Compensation Committee. (Louisville, Kentucky).

Jerry W. Levin

Age 66, director since 1995. Mr. Levin is Chairman and Chief Executive Officer of Wilton Brands Inc., a creative consumer products company, and has served in that position since October 2009. Mr. Levin has also served as Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm, since founding the firm in February 2005. He served as Vice Chairman of Clinton Group, a private diversified asset management company, from December 2007 until October 2008. Mr. Levin served as Chairman of Sharper Image Corporation, a specialty retailer, from September 2006 until April 2008 and as interim Chief Executive Officer from September 2006 until April 2007. From 1998 until January 2005, Mr. Levin served as the Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. Mr. Levin has served as the CEO of six well-known companies, including those above, in the branded consumer products sector, and possesses significant expertise in corporate strategy and governance through his successful career as a turnaround, restructuring, and mergers and acquisitions expert. Retail branding and marketing expertise is important to U.S. Bancorp’s businesses, and it is useful to have an expert in those fields providing insights and oversight as a Board member. Mr. Levin has also served as a director of Ecolab Inc. since 1992, where he currently serves as Lead Director and where he has served as its Governance Committee Chair and its Compensation Committee Vice Chair, and of Saks Incorporated since 2007, where he has served on its Audit and Finance Committees. Mr. Levin also served as a director of Wendy’s International from 2006 to 2008, where he served on its Compensation and Governance Committees. (New York, New York).

David B. O’Maley

Age 63, director since 1995. Mr. O’Maley is Chairman, President and Chief Executive Officer of Ohio National Mutual Holdings, Inc. and its subsidiary Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, including The Ohio National Life Insurance Company. Mr. O’Maley has held these positions since 1994 and has been with Ohio National since 1992. As the current Chairman, President and Chief Executive Officer of a large financial services company, Mr. O’Maley provides significant financial industry expertise to our Board discussions, and is familiar with the current regulatory and business environment. Mr. O’Maley has gained additional experience in the financial services arena as a director of The Midland Company, a publicly held casualty insurance company, from 1998 to 2008, where he served as its Compensation Committee Chair and on its Governance Committee. (Cincinnati, Ohio).

O’Dell M. Owens, M.D., M.P.H.

Age 62, director since 1991. Dr. Owens has been providing services as an independent consultant in medicine, business, education and work site employee benefits since 2001. He has been Coroner of Hamilton County, Ohio since November 2004. Dr. Owens has also served as the President and Chairman of the Board for Project GRAD (Graduation Really Achieves Dreams), a national non-profit organization formed to improve inner-city education, since 2001. From 2002 to 2003, Dr. Owens served as President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. From 1999 to 2002, Dr. Owens served as Senior Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services. An internationally known physician and an entrepreneur with accomplished administrative skills in medicine, education and business who has served the public on a variety of community boards, Dr. Owens brings a unique perspective to our Board by combining business expertise and leadership with a strong focus on community service and public policy. Dr. Owens has served as president and chairman of national non-profit organizations devoted to education and empowerment, and has focused his efforts on founding and supporting a number of community service organizations. Dr. Owens’ experience is especially valuable in his role as chair of our Board’s Community Reinvestment and Public Policy Committee. (Cincinnati, Ohio).

Richard G. Reiten

Age 70, director since 1998. Mr. Reiten is the retired Chairman and Chief Executive Officer of Northwest Natural Gas Company, a natural gas utility company. Mr. Reiten served as Chairman from 2000 until February 2005 and from December 2006 until May 2008, and served as Chief Executive Officer from 1997 to 2003. Mr. Reiten continued to serve as a director of Northwest Natural Gas in the interim period between retiring as Chairman in February 2005 and being re-elected as Chairman in December 2006. Mr. Reiten also served as President of Portland General Electric Company, the largest electric utility in Oregon, from 1988 to 1995. Mr. Reiten’s leadership experience with large, complex companies in a heavily regulated industry is particularly relevant to the business of U.S. Bancorp. He has developed additional broad experience in economic and business issues as a director and Chairman of the Oregon Economic Development Commission, in one of U.S. Bancorp’s primary legacy markets. Mr. Reiten has additional experience in the financial services industry through his service as a director, and Chair of the Investment Committee, at American Electric Gas Insurance Services (AEGIS), an energy industry mutual insurance company, since 1997. Mr. Reiten also served as a director of Building Materials Holding Corporation from 2001 to 2009, where he served as its Finance Committee Chair and on its Compensation Committee. Mr. Reiten has also served as a director of IdaCorp, Inc. since 2004, where he has served on the Compensation Committee, and of National Fuel Gas Company since 2004, where he has served on the Nominating/Corporate Governance and Compensation Committees. (Portland, Oregon).

Craig D. Schnuck

Age 62, director since 2002. Mr. Schnuck is the former Chairman and Chief Executive Officer of Schnuck Markets, Inc., a supermarket chain. He was elected President of Schnuck Markets in 1984 and served as Chief Executive Officer from 1989 until January 2006. He served as Chairman from 1991 until December 2006. Mr. Schnuck is still active in the Schnuck Markets business and serves as Chair of its Executive Committee. As the Chair of the Executive Committee of a large, regional food retailer, Mr. Schnuck continues to be involved in the strategic and business concerns of that company, in addition to his substantial leadership experience as its longtime Chairman and CEO. Mr. Schnuck served for nine years on the board of governors of the Uniform Code Council, the agency that oversees his industry’s most fundamental technologies, serving as chairman for two terms, giving him additional insight into technological innovation in retail business, which is an important focus in various U.S. Bancorp business lines. Mr. Schnuck served as a bank director for various of U.S. Bank’s predecessor banks from 1979 to 1991, and of predecessor bank holding companies from 1991 to 2001. Mr. Schnuck’s service from 1990 to 2002 as a director of General American Life Insurance Company, an independent insurance company that became a subsidiary of MetLife, Inc., gave him additional experience in the financial services industry. (St. Louis, Missouri).

Patrick T. Stokes

Age 67, director since 1992. Mr. Stokes is the former Chairman and former Chief Executive Officer of Anheuser-Busch Companies, Inc., a marketer and producer of beer, operator of family entertainment parks and manufacturer of packaging materials which is now a part of Anheuser-Busch In-Bev N.V./S.A. He served as Chairman of Anheuser-Busch Companies, Inc. from December 2006 to November 2008. He served as President and Chief Executive Officer from 2002 until December 2006 and has been affiliated with Anheuser-Busch since 1969. As the former Chairman and Chief Executive Officer of a large, multinational consumer products company, Mr. Stokes’ experience in the retail industry, as well as the customer service and customer experience critical to that company’s theme parks, brings valuable insight to our Board. Mr. Stokes also has valuable management experience in another highly regulated industry through his service as a director of Ameren Corporation, an S&P 500 electric and natural gas utility company, since 2004, where he has served as Human Resources Committee Chair and on its Nominating Committee. (St. Louis, Missouri).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the exchange of the Normal ITS pursuant to the Exchange Offer and to the ownership and disposition of our Depositary Shares received upon such exchange. It applies to you only if you acquire the Depositary Shares in the Exchange Offer and you hold your Normal ITS and Depositary Shares as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or commodities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank, insurance company, or other financial institution,

•	a regulated investment company or real estate investment trust,

•	a tax-exempt organization,

•	a person that owns Normal ITS or Depositary Shares as a position in a hedging transaction, “straddle,” “exchange transaction,” “conversion transaction,” or other risk reduction transaction,

•	a U.S. holder (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local, or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In the opinion of Squire, Sanders & Dempsey L.L.P., for U.S. federal income tax purposes the Trust will be classified as a grantor trust and the Underlying Notes held by the Trust will be classified as our indebtedness (although the matter is not free from doubt). The rest of this section assumes that such treatment will apply to the Trust and the Underlying Notes.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Normal ITS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Normal ITS should consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offer and of owning the Depositary Shares received pursuant to the Exchange Offer.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES ACQUIRED IN THE EXCHANGE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder of participation in the Exchange Offer. You are a U.S. holder if you are a beneficial owner of Normal ITS and you are:

•	an individual who is a citizen or resident of the United States,

•	an entity that is a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in U.S. Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elect to continue to be treated as U.S. persons will also be U.S. holders.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “— Non-U.S. Holders” below.

Treatment of the Normal ITS.  Each Normal ITS consists of two components, an undivided beneficial interest in an Underlying Note and a stock purchase contract (the “Contract”). The purchase price of each Normal ITS was allocated between the Underlying Note and the Contract in proportion to their respective fair market values at the time of issuance. This allocation established the U.S. holder’s initial tax basis in the Underlying Note and the Contract. With respect to the initial issuance, we determined that 100% of the issue price of a Normal ITS was allocable to the Underlying Note and 0% was allocable to the Contract. By purchasing the Normal ITS upon issuance, each U.S. holder was deemed to have agreed to this allocation, although this allocation is not binding on the Internal Revenue Service (“IRS”). If a U.S. holder acquired a Normal ITS through a purchase in the secondary market, the purchase price should have been similarly allocated between the Underlying Note and the Contract in proportion to the fair market values of the two components at the time of the purchase.

There is no direct authority addressing the U.S. federal income tax treatment under current law of the contract payments that holders of the Normal ITS have been receiving pursuant to the Contracts (“Contract Payments”), and such treatment is unclear. We have been reporting the Contract Payments on any required information returns as ordinary income to U.S. holders. Under this treatment, U.S. holders should have included the Contract Payments in gross income when received or accrued, in accordance with their regular method of tax accounting. U.S. holders should consult their own tax advisors regarding the characterization of Contract Payments under U.S. federal income tax law.

Exchange of Normal ITS for Depositary Shares.  We believe, and intend to take the position, that for U.S. federal income tax purposes, the exchange of a Normal ITS for Depositary Shares pursuant to the Exchange Offer should be treated as if:

•	A portion of the Underlying Notes is exchanged for Depositary Shares in a recapitalization under Section 368(a)(1)(E) of the Code (“the Exchange”); and

•	the Contract is terminated for an amount deemed paid to us reflecting the relief of the U.S. holder’s obligation under the Contract, which amount is deemed paid through the surrender of the remaining amount of Underlying Notes having a value equal to the value of such relief (the “Contract Termination”).

In the opinion of Squire, Sanders & Dempsey L.L.P, although the matter is not free from doubt, it is more likely than not that the Exchange will be treated as a tax-free recapitalization and the remainder of the exchange of a Normal ITS for Depositary Shares (i.e., the Contract Termination) will be treated as a payment by a holder in cancellation of the Contract. However, there exists some meaningful uncertainty that this treatment will apply for U.S. federal income tax purposes because (i) there is no direct authority addressing the treatment or characterization, under current law, of the exchange of an instrument similar to a Normal ITS with the issuer thereof for shares of its preferred stock, (ii) there are several possible characterizations of such an exchange, and (iii) such opinion is not binding on the IRS or the courts, either or both of which may reach a contrary conclusion. Because the treatment of the exchange of Normal ITS for Depositary Shares is uncertain, the manner in which any gain or loss that may be recognized is calculated is also unclear due to the absence of authority addressing the same or substantially similar transactions.

The treatment of the Exchange will depend on whether the Underlying Note constitutes a security for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the U.S. Treasury regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities. While the Underlying Notes have a stated maturity of approximately 36 years, we have the right to change the stated maturity of the Underlying Notes at the time of remarketing to a remaining term of less than five years. Notwithstanding such possibility, on the basis of judicial authorities, we believe that the Underlying Notes should constitute securities from a U.S. federal income tax standpoint.

Because a holder of a Normal ITS is treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the Underlying Notes, the exchange of the Normal ITS for our Depositary Shares pursuant to the Exchange Offer more likely than not should be treated as an exchange of a portion of the Underlying Notes for our Depositary Shares for U.S. federal income tax purposes, and should therefore be a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Therefore, except as described below with respect to payment for accrued and unpaid interest, no gain or loss will be recognized by a U.S. holder upon the Exchange. Accordingly, your tax basis in the Depositary Shares received in the Exchange will be the same as your adjusted tax basis in the portion of the Normal ITS deemed surrendered for the Depositary Shares, and your holding period for such Depositary Shares will include your holding period for the portion of the Normal ITS that were so exchanged.

If you acquired a Normal ITS other than at original issuance, and the amount of purchase price allocated to the Underlying Notes at such time was less than the stated principal amount of a ratable share of the Underlying Notes, the amount of such difference is generally treated as “market discount” on the Underlying Notes for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Normal ITS to the maturity date of the Underlying Notes, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If you are treated as exchanging Underlying Notes for our Depositary Shares pursuant to the Exchange, and the Underlying Notes have accrued market discount at such time, any gain on the subsequent disposition of such Depositary Shares will be treated as ordinary income to the extent of such accrued market discount that has not previously been included in income.

As noted above, there exists some meaningful uncertainty as to the treatment of the Exchange Offer for U.S. federal income tax purposes and there are several possible characterizations of the Exchange Offer, including the related Contract Termination. Under the treatment outlined herein, we believe that for all U.S. holders who have allocated their entire purchase price for the Normal ITS to the Underlying Notes (which includes, for example, all initial purchasers of the Normal ITS), it is more likely than not that such holders should not recognize any gain (and may be entitled to claim a capital loss) in connection with the Contract Termination (subject to possible recognition of income or gain from market discount on the Underlying Notes, if any, pursuant to the Contract Termination for holders who purchased Normal ITS in the secondary market). As there are possible characterizations of the Exchange Offer and the Contract Termination under which holders would not recognize any income, gain, or loss, and there are possible characterizations of the Exchange Offer and the Contract Termination under which holders could recognize income, gain, or loss in a manner different from that described above, the treatment of the Exchange Offer for federal income tax purposes is unclear and may vary depending upon each holder’s individual tax situation. As a result, U.S. holders should consult their own tax advisors with respect to the appropriate characterization of the Exchange Offer (including the related Contract Termination) to their own individual tax situation.

Payment of the accrued and unpaid interest on your beneficial interest in an Underlying Note in the Exchange Offer will be taxable as ordinary interest income (to the extent not previously taken into income). We plan to report payment of the accrued and unpaid Contract Payments on your beneficial interest in a Contract in the Exchange Offer as taxable ordinary income in the same manner as we have been reporting Contract Payments prior to the Exchange Offer.

Depositary Shares.  Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on our Depositary Shares received as part of the Exchange Offer will constitute dividends and will be includible in income by U.S. holders when received. Under current law, such dividends paid to individual U.S. holders generally should qualify for a maximum 15% tax rate on “qualified dividend income” through December 31, 2010. Such dividends will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. If a distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of the U.S. holder’s investment to the extent of such U.S. holder’s adjusted tax basis in the Depositary Shares, and thereafter as capital gain.

Upon a disposition of our Depositary Shares, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Depositary Shares. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder had a holding period in such Depositary Shares of more than one year immediately prior to such disposition. Certain U.S. holders (including individuals) are eligible for preferential U.S. federal income tax rates in respect of long-term capital gain (which rates are scheduled to increase on January 1, 2011). The deductibility of capital losses is subject to limitations under the Code.

Non-Participating Holders.  U.S. holders that do not tender their Normal ITS in the Exchange Offer will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to the Normal ITS as they had before the consummation of the Exchange Offer.

Treatment of Consent Fee.  A U.S. holder who does not tender all of the Normal ITS owned by such holder in the Exchange Offer, but who does consent to the Proposed Amendments with respect to some or all of the Normal ITS retained by such holder by executing a Letter of Transmittal and Consent will receive a Consent Fee. We intend to treat such Consent Fee as ordinary income to the U.S. holder. The Proposed Amendments should not constitute a taxable exchange under Section 1001 of the Code of the Underlying Notes retained by such U.S. holder.

Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder. You are a non-U.S. holder if you are the beneficial owner of a Normal ITS and you are not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). If you are a U.S. holder, this subsection does not apply to you.

Treatment of the Exchange Offer.  Generally, if you are a non-U.S. holder, you will not be subject to U.S. federal income or withholding tax on the exchange of Normal ITS for Depositary Shares pursuant to the Exchange Offer, subject to the discussion below regarding the treatment of accrued interest and accrued Contract Payments unless:

•	any recognized gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base, in the case of an individual, in the United States maintained by such non-U.S. holder) in which case the gain will be treated as described below under “— Effectively Connected Income”;

•	the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met, in which case any recognized gain will be subject to U.S. federal income tax at a 30% rate but may be offset by U.S. source capital losses; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”), within the meaning of the “Foreign Investment in Real Property Tax Act” for U.S. federal income tax purposes at any time during the shorter of the period commencing on the date the Normal ITS were issued and ending on the date of the termination of the Contract or the period that such non-U.S. holder held such

Contract. We believe that we have not been a USRPHC during the period in which the Normal ITS have been outstanding, and we do not anticipate becoming a USRPHC.

Accrued Interest.  A non-U.S. holder generally will not be subject to the 30% U.S. federal income or withholding tax on any amounts received that are properly allocable to accrued interest on the Underlying Notes, provided that the non-U.S. holder:

•	does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	provides the holder’s name and address, and certifies, under penalties of perjury, that the holder is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or, if the holder holds the Normal ITS through certain foreign intermediaries, such holder and the foreign intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, such non-U.S. holder will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base, in the case of an individual, in the United States maintained by such non-U.S. holder). For the treatment of any interest that is described immediately above in (2), see below under “— Effectively Connected Income.”

Accrued Contract Payments.  There is no direct authority under current law that addresses the U.S. federal income tax treatment of the Contract Payments and such treatment is, therefore, unclear. We intend to treat any amounts paid that are properly allocable to accrued Contract Payments as amounts subject to U.S. federal withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax or the payment is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base, in the case of an individual, in the United States maintained by such non-U.S. holder) and the non-U.S. holder provides the applicable, properly executed IRS forms, as described above. For the treatment of any accrued Contract Payments that are effectively connected with a U.S. trade or business, see below under “— Effectively Connected Income.” Alternative treatments of the Contract Payments are possible. Non-U.S. holders should consult their tax advisors concerning Contract Payments and the possibility of obtaining a refund of any U.S. federal withholding tax.

Treatment of Consent Fee.  A non-U.S. holder who does not tender all of the Normal ITS owned by such holder in the Exchange Offer, but who does consent to the Proposed Amendments with respect to some or all of the Normal ITS retained by such holder by executing a Letter of Transmittal and Consent, will receive a Consent Fee. We intend to treat such Consent Fee as an amount subject to U.S. federal withholding tax at a 30% rate, unless an income tax treaty reduces or eliminates such tax or the payment is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base, in the case of an individual, in the United States maintained by such non-U.S. holder) and the non-U.S. holder provides the applicable, properly executed IRS forms, as described above. For the treatment of any Consent Fees that are effectively connected with a U.S. trade or business, see below under “— Effectively Connected Income.” Non-U.S. holders should consult their tax advisors concerning the treatment of Consent Fees and the possibility of obtaining a refund of any U.S. federal withholding tax.

Dividends on Depositary Shares.  Except as described below, if you are a non-U.S. holder that acquires our Depositary Shares in the Exchange Offer, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. federal withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are effectively connected with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or fixed base, in the case of an individual) that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

For the treatment of any dividends that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business, see below under ‘‘— Effectively Connected Income.”

Gain on Disposition of Depositary Shares.  If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of Depositary Shares unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment or fixed base, in the case of an individual, that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. federal income taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which case the gain will be subject to U.S. federal income tax at a 30% rate but may be offset by U.S. source capital losses; or

•	we are or have been a USRPHC for U.S. federal income tax purposes; provided that you will not be subject to U.S. federal income tax on the gain on a disposition of Depositary Shares if either (1) our Preferred Stock is regularly traded on an established securities market in the year of your disposition and you did not hold, directly or indirectly, more than 5% of our Preferred Stock at any time during the five-year period ending on the date of disposition or (2) you are eligible for any treaty exemption. We have not been, are not, and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Effectively Connected Income.  Any gain or income recognized by a non-U.S. holder with respect to the Exchange Offer or ownership or disposition of the Depositary Shares that is effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a

U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Federal Estate Taxes.  Depositary Shares held by an individual non-U.S. holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Recent Legislation Imposing Additional Disclosure Requirements on Foreign Entities

Non-U.S. holders should be aware of recent legislation that, beginning on January 1, 2013, would impose a 30% withholding tax on certain payments (which could include dividends in respect of our Depositary Shares and gross proceeds from the sale or other disposition of our Depositary Shares) made to a foreign entity that fails to disclose the identity of its direct or indirect “substantial United States owners” or to certify that it has no such owners. Various exceptions are provided under the legislation and additional exceptions may be provided by subsequent guidance. Non-U.S. holders should consult with their own tax advisors regarding the potential application and impact of these new requirements based upon their particular circumstances.

Backup Withholding and Information Reporting

In general, if you are a U.S. holder, you will be subject to information reporting with respect to payments made to you pursuant to the Exchange Offer and the Consent Solicitation, unless you are an exempt recipient and appropriately establish that exemption. If you are a U.S. holder that acquires our Depositary Shares in the Exchange Offer, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Depositary Shares, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax (currently at a 28% rate), unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on U.S. federal withholding tax on form 1042-S) with respect to:

•	payments made to you pursuant to the Exchange Offer and the Consent Solicitation;

•	dividend payments; and

•	the payment of the proceeds from the sale of Depositary Shares effected at a U.S. office of a broker,

as long as:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption (such as your corporate status).

Payment of the proceeds from the sale of Depositary Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Depositary

Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Depositary Shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a refund claim with the IRS. Payments subject to U.S. federal withholding tax will not also be subject to U.S. federal backup withholding tax.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Normal ITS for Depositary Shares by a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”).

A fiduciary with respect to any assets of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an exchange of Normal ITS for Depositary Shares. Among other factors, the fiduciary should consider whether the investment in Depositary Shares would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (the “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The exchange of Normal ITS for Depositary Shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Depositary Shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the exchange of the Normal ITS for Depositary Shares. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the acquisition of Depositary Shares, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any person exchanging Normal ITS for Depositary Shares will be deemed to have represented by its acquisition and holding of Depositary Shares offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the Depositary Shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the exchange of Normal ITS for Depositary Shares will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the exchange on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences under Similar Laws, as applicable. Participants in the exchange have exclusive responsibility for ensuring that their acquisition of Depositary Shares does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar

Laws. The exchange of any Normal ITS for Depositary Shares by a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

LEGAL MATTERS

The validity of the Preferred Stock and Depositary Shares to be issued in the Exchange Offer will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. The Dealer Managers are being represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of U.S. Bancorp incorporated by reference in U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of U.S. Bancorp’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The Exchange Agent and Information Agent
for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.

By Mail, Hand or Overnight Delivery:

48 Wall Street, 22nd Floor
New York, NY 10005
Attn: Elton Bagley

By Facsimile (For Eligible Institutions Only):
(212) 809-8838
Attn: Elton Bagley
Confirmation by Telephone:
(212) 493-6996

Banks & Brokers call: (212) 269-5550
Toll-Free: (800) 848-2998
Email: USB@dfking.com

Lead Dealer Manager and Structuring Advisor

Deutsche Bank Securities Inc.

60 Wall Street
New York, NY 10005
Collect: (212) 250-2955
U.S. Toll-Free: (866) 627-0391
Attn: Liability Management Group

Co-Dealer Manager

U.S. Bancorp Investments, Inc.

214 N. Tryon Street, 26th Floor
Charlotte, NC 28202
Collect: (612) 336-7609
U.S. Toll-Free: (877) 558-2607
Attn: High Grade Syndicate Desk